Filed Pursuant to Rule 424(b)(5)
Registration No. 333-149232

CALCULATION OF REGISTRATION FEE

	Proposed
Title of Each Class of	Maximum Aggregate	Amount of
Securities to be Registered	Offering Price	Registration Fee(1)
6.125% Notes due 2019	$300,000,000	$16,740

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended

PROSPECTUS SUPPLEMENT

October 6, 2009

$300,000,000
RPM International Inc.
6.125% Notes due 2019

We are offering $300 million aggregate principal amount of 6.125% Notes due 2019. RPM International Inc. will pay interest on the notes on April 15 and October 15 of each year, beginning April 15, 2010. The notes will mature on October 15, 2019. We may redeem the notes at our option, at any time or from time to time, either in whole or in part, at the redemption price described in this prospectus supplement. If a change of control triggering event as described in this prospectus supplement occurs, unless we have exercised our option to redeem the notes, we will be required to offer to repurchase the notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest.

The notes will be our general unsecured obligations. The notes will rank equally with all of our current and future unsecured, unsubordinated debt and will be senior in right of payment to all of our future subordinated debt.

The notes are being offered for sale in the United States and certain jurisdictions outside the United States in which it is lawful to make such offers. The notes will not be listed on any securities exchange.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and “Risk Factors” beginning on page 4 of the accompanying prospectus.

	Per Note	Total

Public offering price	99.895%	$299,685,000
Underwriting discount	0.650%	$1,950,000
Proceeds, before expenses, to RPM International Inc.	99.245%	$297,735,000

The public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from October 9, 2009.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes will be delivered in book-entry form only through the facilities of The Depository Trust Company, including for the accounts of Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Clearstream Banking, société anonyme, against payment in New York, New York on or about October 9, 2009.

Joint Book-Running Managers

BofA Merrill Lynch	Wells Fargo Securities

Co-Managers
Fifth Third Securities, Inc.
PNC Capital Markets LLC
Credit Suisse
KeyBanc Capital Markets
Mitsubishi UFJ Securities
UBS Investment Bank
BNY Mellon Capital Markets, LLC

The date of this prospectus supplement is October 6, 2009

You should read this prospectus supplement along with the accompanying prospectus dated February 14, 2008. This prospectus supplement and the accompanying prospectus form one single document and both contain information you should consider when making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. If the information contained in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. The information in this prospectus supplement and the accompanying prospectus may only be accurate as of their respective dates.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Prospectus Supplement

Prospectus

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the accompanying prospectus dated February 14, 2008, which is part of our Registration Statement on Form S-3.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents to which we have referred you in “Where You Can Find More Information” below.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

In this prospectus supplement and the accompanying prospectus, unless otherwise stated, references to “RPM,” “we,” us,” “our” and the “Company” refer to RPM International Inc. and its consolidated subsidiaries. With respect to the discussion of the terms of the notes on the cover page, in the section entitled “Summary” and in the section entitled “Description of Notes,” the words “RPM,” “we,” “us,” “our” and the “Company” refer only to RPM International Inc. and not to any of its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The reports, proxy statements and other information that we file electronically with the SEC are available to the public free of charge at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC, at prescribed rates, at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. You can also inspect our reports, proxy statements and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We “incorporate by reference” into this prospectus supplement and the accompanying prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Some information contained in this prospectus supplement and the accompanying prospectus updates the information incorporated by reference, and information that we subsequently file with the SEC will automatically update information in this prospectus supplement and the accompanying prospectus, as well as our other filings with the SEC. In other words, in the case of a conflict or inconsistency between information in this prospectus supplement and the accompanying prospectus and/or information incorporated by reference, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents

S-iii

listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the initial filing of this prospectus supplement and prior to the time that we sell all the securities offered under this prospectus supplement, other than the portions of such documents that by statute, by designation in such documents, or otherwise are not deemed to be filed with the SEC or are not required to be incorporated herein by reference:

•	Annual report on Form 10-K for the year ended May 31, 2009;

•	Quarterly report on Form 10-Q for the quarter ended August 31, 2009; and

•	Current report on Form 8-K filed June 4, 2009 (under Item 1.01 and related exhibits only).

We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered any or all of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, upon written or oral request. You may request these documents by writing to or telephoning us at the following address:

Secretary
RPM International Inc.
2628 Pearl Road
P.O. Box 777
Medina, Ohio 44258
(330) 273-5090

You should rely only on the information incorporated by reference or set forth in this prospectus supplement or the accompanying prospectus. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus supplement to sell securities if it is accompanied by a prospectus. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the dates on the front of those documents.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus (including the information incorporated by reference) contains forward-looking statements. These statements relate to our plans, expectations, estimates and beliefs of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek” or “continue” or the negative of those terms or other comparable terminology. These statements are only predictions and we can give no assurance that such expectations will prove to be correct. Some of the things that could cause our actual results to differ substantially from our expectations are:

•	global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions;

•	the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas and oil based materials; packaging, including plastic containers; and transportation services, including fuel surcharges;

•	continued growth in demand for our products;

•	legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters;

•	the effect of changes in interest rates;

•	the effect of fluctuations in currency exchange rates upon our foreign operations;

•	the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors;

•	risks and uncertainties associated with our ongoing acquisition and divestiture activities;

•	risks related to the adequacy of our contingent liability reserves, including for asbestos-related claims and warranty obligations; and

•	other factors referenced in this prospectus supplement and the accompanying prospectus, including those set forth under the caption “Risk Factors,” and in our filings with the SEC, including those set forth or discussed in the “Risk Factors” and “Management’s Discussion and Analysis” sections of those reports.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus supplement to conform them to actual results. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the caption “Risk Factors,” and by any cautionary language in this prospectus supplement and the accompanying prospectus. We caution you that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. We cannot predict such new risk factors, nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement and the accompanying prospectus or in documents incorporated by reference therein might not occur.

S-v

SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus as well as the documents incorporated by reference before making an investment decision.

The Company

Our subsidiaries manufacture, market and sell various specialty chemical product lines, including high-quality specialty paints, protective coatings, roofing systems, sealants and adhesives, focusing on the maintenance and improvement needs of both the industrial and consumer markets. Our family of products includes those marketed under brand names such as Carboline, DAP, Day-Glo, Dryvit, EUCO, Flecto, illbruck, Rust-Oleum, Stonhard, Tremco, Watco and Zinsser. Our subsidiaries market products in approximately 147 countries and territories and operate manufacturing facilities in approximately 92 locations in the United States, Argentina, Belgium, Canada, China, Colombia, The Czech Republic, France, Germany, Italy, Malaysia, Mexico, The Netherlands, New Zealand, Norway, Poland, South Africa, Sweden, the United Arab Emirates and the United Kingdom. Approximately 37% of our sales are generated in international markets through a combination of exports and direct sales in foreign countries. For the fiscal year ended May 31, 2009, we recorded net sales of $3.4 billion, and for the three months ended August 31, 2009, we recorded net sales of $916.0 million.

Our business is divided into two reportable segments: the consumer reportable segment (“consumer segment”) and the industrial reportable segment (“industrial segment”). Within each reportable segment, we aggregate three operating segments which comprise individual reporting units and product lines that generally address common markets, utilize similar technologies and are able to share manufacturing or distribution capabilities. The industrial segment (Building Solutions Group, Performance Coatings Group and RPM II/Industrial), which comprised approximately 67% of our total net sales for the fiscal year ended May 31, 2009, and approximately 66% of our total net sales for the three months ended August 31, 2009, includes maintenance and protection products for roofing and waterproofing systems, flooring, corrosion control and other specialty applications. The consumer segment (Rust-Oleum Group, DAP Group and RPM II/Consumer), which comprised approximately 33% of our total net sales for the fiscal year ended May 31, 2009 and approximately 34% of our total net sales for the three months ended August 31, 2009, includes rust-preventative, special purpose and decorative paints, caulks, sealants, primers and other branded consumer products.

Industrial Segment

Our industrial segment products are sold throughout North America and also account for the majority of our international sales. Our industrial product lines are sold directly to contractors, distributors and end-users, such as owners of industrial manufacturing facilities, public institutions and other commercial customers. Our industrial segment generated $2.3 billion in net sales for the fiscal year ended May 31, 2009 and $599.7 million in net sales for the three months ended August 31, 2009 and is composed of the following major product lines and brand names:

Building Solutions Group:

•	sealants and institutional roofing systems used in building protection, maintenance and weatherproofing applications marketed under our Tremco, Republic, Vulkem and Dymeric brand names;

•	basement waterproofing sealants marketed under our Tuff-N-Dri and Watchdog Waterproofing brand names, and specialized roofing maintenance and related services marketed under our Weatherproofing Technologies brand name;

•	specialty adhesives and sealants marketed under our Compacta and Pactan brand names;

•	concrete and masonry additives and related construction chemicals marketed under our EUCO, Increte and Tamms brand names; and

•	joint sealing tapes, flashing tapes, cartridge sealants and adhesives, strips, foils and accessories marketed under our illbruck, Festix, Perennator and Coco brand names;

Performance Coatings Group:

•	high-performance polymer flooring systems for industrial, institutional and commercial facility floor surfaces marketed under our Stonhard brand name;

•	industrial and commercial tile systems marketed under our Lock-Tile and Ecoloc brand names;

•	fiberglass reinforced plastic gratings and shapes used for industrial platforms, staircases and walkways marketed under our Fibergrate, Chemgrate, Corgrate and Safe-T-Span brand names; and

•	high-performance, heavy-duty corrosion-control coatings, fireproofing products and containment linings for a wide variety of industrial infrastructure applications marketed under our Carboline, Nullifire, A/D Fire, Nu-Chem and Plasite brand names;

RPM II/Industrial Group:

•	exterior insulating finishing systems, including textured finish coats, sealers and variegated-aggregate finishes marketed under our Dryvit brand name;

•	a variety of products for specialized applications, including powder coatings for exterior and interior applications marketed under our TCI brand name;

•	fluorescent colorants and pigments marketed under our Day-Glo, Radiant and Dane Color brand names;

•	commercial carpet and floor cleaning solutions marketed under our Chemspec brand name;

•	fuel additives marketed under our Valvtect brand name;

•	wood treatments marketed under our Kop-Coat and Tru-Core brand names;

•	pleasure marine coatings marketed under our Pettit, Woolsey and Z-Spar brand names;

•	waterproofing and flooring products marketed under our RPM Belgium brand names; and

•	waterproofing and concrete repair products marketed under our Vandex brand name.

Consumer Segment

Our consumer segment manufactures and markets professional use and do-it-yourself (“DIY”) products for a variety of mainly consumer applications, including home improvement and personal leisure activities. Our consumer segment’s major manufacturing and distribution operations are located primarily in North America, along with a few locations in Europe. Consumer segment products are sold directly to mass merchandisers, home improvement centers, hardware stores, paint stores, craft shops and to other smaller customers through distributors. Our consumer segment generated $1.1 billion in net sales in the fiscal year ended May 31, 2009 and $316.3 million in net sales for the three months ended August 31, 2009 and is composed of the following major product lines and brand names:

Rust-Oleum Group:

•	a broad line of coating products to protect and decorate a wide variety of surfaces for the DIY and professional markets which are sold under several key Rust-Oleum brand names, including Stops Rust, American Accents, Painter’s Touch, Specialty, Professional, Tremclad, Universal, Varathane, Watco, Epoxy Shield, Industrial Choice, Labor Saver, Road Warrior, Sierra Performance, Hard Hat, Mathys, CombiColor, Noxyde and Blackfriar. In addition, Rust-Oleum branded products in Canada are marketed under the Mono and Tremclad brand names;

•	a broad line of specialty products targeted to solve problems for the paint contractor and the DIYer for applications that include surface preparation, mold and mildew prevention, wallpaper removal and application, and waterproofing, under our Zinsser, B-I-N, Bulls Eye 1-2-3, Cover-Stain, DIF, Fast Prime, Sealcoat, Jomax, Gardz, Perma White, Shieldz, Watertite, Okon, Parks, Papertiger and Walworks brand names;

•	deck and fence restoration products marketed by our Wolman Wood Care Products business;

•	metallic and faux finish coatings marketed under our Modern Masters brand name; and

•	an assortment of other products, including hobby paints and cements marketed under our Testors brand name;

DAP Group:

•	a complete line of caulks, sealants, adhesives, insulating foam, spackling, glazing, and other general patch and repair products for home improvement and construction marketed through a wide assortment of DAP branded products, including ’33’, ’1012’, 2000, 4000, 7000, Alex, Alex Fast Dry, Alex Plus, Alex Ultra, Beats The Nail, Blend Stick, Blockade, Butyl-Flex, Caulk-Be-Gone, Crack Shot, Custom Patch, DAPtex, DAPtex Plus, DryDex, Dynaflex 230, Easy Solutions, Elastopatch, Fast ’N Final, Kwik Foam, Kwik Seal, Kwik Seal Plus, One Stik2, Patch Stick, Painter’s Putty ’53’, Patch-N-Paint, Plastic Wood, Presto Patch, Quick Plug, Rely-On, Seal ’N Peel, SIDE Winder, StikARounds, StrongStik, Weldwood and Phenoseal, which is a brand of Gloucester Company Inc., which is a subsidiary of DAP Products Inc.;

RPM II/Consumer Group:

•	wood furniture finishes and touch-up products marketed under our CCI, Mohawk, Chemical Coatings, Behlen and Westfield Coatings brand names; and

•	shellac-based-specialty coatings for industrial and pharmaceutical uses, edible glazes and food coatings marketed under our Mantrose-Haeuser and NatureSeal brand names.

Our principal executive offices are at 2628 Pearl Road, P.O. Box 777, Medina, Ohio 44258, and our telephone number is (330) 273-5090.

The Offering

Issuer	RPM International Inc.

Securities Offered	$300 million aggregate principal amount of 6.125% Notes due 2019.

Maturity	October 15, 2019.

Interest Rate	The notes will bear interest at a rate of 6.125% per year payable semiannually in arrears on April 15 and October 15 of each year, commencing on April 15, 2010.

Ranking	The notes will be our general unsecured obligations. The notes will rank equally with all of our other current and future unsecured, unsubordinated debt and senior in right of payment to all of our future subordinated debt. The notes will be effectively subordinated to:

• any of our secured debt to the extent of the assets securing that debt; and

• all debt for money borrowed and other liabilities of our subsidiaries to the extent of the assets of those subsidiaries.

Covenants	The notes contain covenants that will limit our ability to:

• incur some liens securing debt;

• engage in some sale-leaseback transactions; and

• enter into some consolidations, mergers or transfers of substantially all of our assets.

Repurchase at the Option of Holders Upon a Change of Control Triggering Event	If we experience a “Change of Control Triggering Event” (as defined in “Description of Notes — Change of Control”), we will be required, unless we have exercised our right to redeem the notes, to offer to purchase the notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest.

Optional Redemption	The notes will be redeemable at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points, plus accrued and unpaid interest. See “Description of Notes — Optional Redemption.”

Sinking Fund	None

Use of Proceeds	We intend to use the net proceeds from the sale of the notes to repay, redeem or refinance the following indebtedness, together with accrued and unpaid interest: (1) $163.7 million in principal amount of unsecured senior notes due October 15, 2009 and (2) approximately $120.0 million in principal amount of short term borrowings outstanding under our accounts receivable securitization program, which allows for $150.0 million in borrowings through April 6, 2012. The balance of the net proceeds will be used for general corporate purposes. Affiliates of some of the underwriters are lenders under our accounts receivable securitization program, and accordingly, may receive a portion of the proceeds from this offering. Please read “Underwriting” in this prospectus supplement for further information.

Denominations and Form	We will issue the notes of each series in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (DTC). The notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

No Listing	We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes in any dealer quotation system.

Risk Factors	An investment in the notes involves risks. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-10, as well as other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in the notes.

Summary Historical Consolidated Financial Information

The following information sets forth summary historical consolidated financial information of RPM International Inc. for the periods presented. We derived the summary historical consolidated financial information presented below for each of the five fiscal years in the period ended May 31, 2009 from our audited consolidated financial statements and our 2009 Annual Report to Stockholders. The information as of and for the three months ended August 31, 2008 and August 31, 2009 was derived from our unaudited interim consolidated financial statements and include, in the opinion of management, all normal and recurring adjustments necessary to present fairly the information for such periods. The results of operations for the three months ended August 31, 2008 and August 31, 2009 are not necessarily indicative of the results to be expected for the fiscal year ending May 31, 2010.

You should read the financial information presented below in conjunction with the respective audited and unaudited consolidated financial statements and related notes, “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and other financial information contained in our Annual Report on Form 10-K for the year ended May 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended August 31, 2009, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. See the section entitled “Where You Can Find More Information” in this prospectus supplement.

							Three Months
							Ended
	Fiscal Years Ended May 31,						August 31,
	2005	2006		2007	2008	2009	2008	2009
	(In millions, except per share amounts and percentages)						(Unaudited)

Statement of Operations Data:
Net sales	$2,555.7	$3,008.3		$3,338.8	$3,643.8	$3,368.2	$985.5	$916.0
Cost of sales	1,452.7	1,760.9		1,978.3	2,145.3	2,015.1	581.9	522.2

Gross profit	1,103.0	1,247.4		1,360.5	1,498.5	1,353.1	403.6	393.8
Selling, general and administrative expenses(a)	825.9	948.5		1,021.0	1,124.4	1,096.5	292.7	273.2
Asbestos charges (income)	78.0	380.0		(15.0)	288.1	—	—	—
Goodwill and other intangible asset impairment	—	—		—	—	15.5	—	—
Interest expense	40.4	47.9		58.2	60.5	54.5	14.8	12.8
Investment expense (income), net	(5.0)	(6.5)		(11.2)	(13.5)	5.7	(4.2)	(1.1)

Income (loss) before income taxes	163.7 (c)	(122.5	)(d)	307.5 (e)	39.0 (f)	180.9 (g)	100.3	108.9
Provision (benefit) for income taxes	58.7	(46.3)		99.2	(8.7)	61.3	30.8	35.9

Net income (loss)	$105.0	$(76.2)		$208.3	$47.7	$119.6	$69.5	$73.0

Earnings (loss) per share (basic)(j)	$0.90	$(0.65)		$1.76	$0.40	$0.95	$0.55	$0.57
Earnings (loss) per share (diluted)(j)	0.86	(0.65)		1.64	0.39	0.93	0.53	0.57
Cash dividends declared per share	0.590	0.630		0.685	0.745	0.790	0.190	0.200
Average number of shares of common stock outstanding:
Basic(j)	116.9	116.8		118.2	120.2	126.4	124.9	126.8
Diluted(j)	126.4	116.8	(k)	128.7	130.5	128.3	129.4	127.1
Other Data:
EBIT(b)	$199.1 (c)	$(81.1	)(d)	$354.5 (e)	$86.0 (f)	$241.1	$110.9	$120.6
EBITDA(b)	265.1 (c)	(6.8	)(d)	436.1 (e)	171.4 (f)	326.2	133.1	141.6
EBITDA margin(h)	10.4%	(0.2)%		13.1%	4.7%	9.7%	13.5%	15.5%
Depreciation and amortization	$66.0	$74.3		$81.6	$85.4	$85.1	$22.2	$21.0
Cash flows from operating activities	157.4	185.5		202.3	234.7	267.0	(12.3)	52.1
Cash flows (used in) investing activities	(76.0)	(234.4)		(208.2)	(169.2)	(81.5)	(6.9)	(6.3)
Cash flows from (used in) financing activities	64.1	(29.8)		45.2	(11.5)	(138.6)	0.3	(47.5)
Effect of exchange rate changes on cash and cash equivalents	4.1	3.2		11.1	18.2	(24.7)	(10.9)	4.1
Capital expenditures	(55.6)	(61.2)		(70.4)	(71.8)	55.0	12.2	3.3

	As of May 31,					As of August 31,
	2005	2006	2007	2008	2009	2008	2009
	(In millions)					(Unaudited)

Balance Sheet Data:
Cash and cash equivalents	$184.1	$108.6	$159.0	$231.3	$253.4	$201.4	$255.8
All other current assets, excluding cash and cash equivalents	1,084.9	1,262.6	1,411.2	1,552.7	1,299.5	1,490.1	1,329.4
Working capital(i)	693.7	655.7	705.5	937.6	703.8	978.3	739.9
Property, plant and equipment, net	390.0	444.7	473.3	497.7	470.1	483.2	458.5
Total assets	2,647.5	2,996.1	3,333.1	3,763.6	3,409.9	3,618.2	3,427.9
Current and long-term debt	838.0	876.6	988.1	1,073.6	930.8	972.5	906.7
Stockholders’ equity	1,037.7	925.9	1,086.9	1,136.6	1,143.7	1,261.9	1,224.3

(a)	Selling, general and administrative expenses includes research and development and other operating expenses.

(b)	EBIT is defined as earnings (loss) before interest and taxes, while EBITDA is defined as earnings (loss) before interest, taxes, depreciation and amortization. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. We believe EBIT is useful to investors for this purpose as well, using EBIT as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. We evaluate our liquidity based on cash flows from operating, investing and financing activities, as defined by GAAP, but also look to EBITDA as a supplemental liquidity measure, because we find it useful to understand and evaluate our capacity, excluding the impact of interest, taxes, and non-cash depreciation and amortization charges, for servicing our debt and otherwise meeting our cash needs, prior to our consideration of the impacts of other potential sources and uses of cash, such as working capital items. We believe that EBITDA is useful to investors for these purposes as well. EBITDA should not be considered an alternative to, or more meaningful than, cash flows from operating activities, as determined in accordance with GAAP, since it omits the impact of interest, taxes and changes in working capital that use/provide cash (such as receivables, payables and inventories) as well as the sources/uses of cash associated with changes in other balance sheet items (such as long-term loss accruals and deferred items). Since EBITDA excludes depreciation and amortization, EBITDA does not reflect any cash requirements for the replacement of the assets being depreciated and amortized, which assets will often have to be replaced in the future. Further, EBITDA, since it also does not reflect the impact of debt service, cash dividends or capital expenditures, does not represent how much discretionary cash we have available for other purposes. Nonetheless, EBIT and EBITDA are key measures expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that these measures are critical to the capital markets’ analysis of (i) our segments’ core operating performance, and (ii) our ability to service debt, fund capital expenditures and otherwise meet cash needs, respectively. The following table contains a reconciliation of EBIT and EBITDA to the respective GAAP measures:

						Three Months Ended
	Fiscal Years Ended May 31,					August 31,
	2005	2006	2007	2008	2009	2008	2009
	(In millions)					(Unaudited)

Income (loss) before income taxes	$163.7	$(122.5)	$307.5	$39.0	$180.9	$100.3	$108.9
Interest expense	40.4	47.9	58.2	60.5	54.5	14.8	12.8
Investment expense (income), net	(5.0)	(6.5)	(11.2)	(13.5)	5.7	(4.2)	(1.1)

EBIT	199.1	(81.1)	354.5	86.0	241.1	110.9	120.6
Depreciation and amortization	66.0	74.3	81.6	85.4	85.1	22.2	21.0

EBITDA	$265.1	$(6.8)	$436.1	$171.4	$326.2	$133.1	$141.6

Interest (expense)	(40.4)	(47.9)	(58.2)	(60.5)	(54.5)	(14.8)	(12.8)
Investment (expense) income, net	5.0	6.5	11.2	13.5	(5.7)	4.2	1.1
(Provision) benefit for income taxes	(58.7)	46.3	(99.2)	8.7	(61.3)	(30.8)	(35.9)
Items not affecting cash and other	10.5	213.3	(29.3)	173.6	(19.9)	(24.0)	(6.2)
Changes in operating assets and liabilities	(24.1)	(25.9)	(58.3)	(72.0)	82.2	(80.0)	(35.7)

Cash from operating activities	$157.4	$185.5	$202.3	$234.7	$267.0	$(12.3)	$52.1

(c)	Fiscal year 2005 income before income taxes, EBIT and EBITDA include the unfavorable impact of asbestos charges of $78.0 million ($49.5 million after-tax).

(d)	Fiscal year 2006 income before income taxes, EBIT and EBITDA include the unfavorable impact of asbestos charges of $380.0 million ($244.3 million after-tax).

(e)	Fiscal year 2007 income before income taxes, EBIT and EBITDA include the favorable impact of asbestos-related insurance settlement income of $15.0 million ($9.7 million after-tax).

(f)	Fiscal year 2008 income before income taxes, EBIT and EBITDA include the unfavorable impact of asbestos charges of $288.1 million ($185.1 million after-tax).

(g)	Fiscal year 2009 income before income taxes, EBIT and EBITDA include the unfavorable impact of goodwill and other intangible asset impairment charges of $15.5 million ($15.3 million after-tax).

(h)	EBITDA margin represents the percentage of EBITDA to net sales. See footnote (b) above for a reconciliation of EBITDA to cash from operating activities.

(i)	Working capital is defined as the excess of total current assets over total current liabilities.

(j)	As of June 1, 2009 the Company adopted the provisions of FASB Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement),” and FSP No. EITF 03-6-1, (“FSP EITF 03-6-1”), “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash upon conversion to separately account for liability and equity components of the instrument in a manner that reflects the company’s nonconvertible debt borrowing rate. FSP No. EITF 03-6-1 clarified that unvested share-based payment awards that contain rights to receive non-forfeitable dividends are participating securities. The Company’s unvested restricted shares are considered participating securities. The following tables present the impact of the Company’s adoption of these pronouncements for each period presented:

	Fiscal Years Ended May 31,
(In millions, except per share data)	2005	2006	2007	2008	2009

Statement of Operations Data:
Interest Expense
As reported	$40.4	$47.9	$58.2	$60.5	$54.5
Impact of FSP APB 14-1	4.6	4.8	5.0	5.0	—

Recasted	$45.0	$52.7	$63.2	$65.5	$54.5

Net Income (Loss)
As reported	$105.0	$(76.2)	$208.3	$47.7	$119.6
Impact of FSP APB 14-1	(3.0)	(3.1)	(3.3)	(3.3)	—

Recasted	$102.0	$(79.3)	$205.0	$44.4	$119.6

Earnings per Share Data:
Basic EPS
As reported	$0.90	$(0.65)	$1.76	$0.40	$0.95
Impact of FSP EITF 03-6-1	—	—	(0.02)	(0.01)	(0.02)
Impact of FSP APB 14-1	(0.03)	(0.03)	(0.03)	(0.03)	—

Recasted	$0.87	$(0.68)	$1.71	$0.36	$0.93

Diluted EPS
As reported	$0.86	$(0.65)	$1.64	$0.39	$0.93
Impact of FSP EITF 03-6-1	—	—	—	—	—
Impact of FSP APB 14-1	—	(0.03)	—	(0.03)	—

Recasted	$0.86	$(0.68)	$1.64	$0.36	$0.93

Share Data:
Average number of shares of common stock outstanding (Basic)
As reported	116.9	116.8	118.2	120.2	126.4
Impact of FSP EITF 03-6-1	(1.0)	—	—	—	—

Recasted Shares	115.9	116.8	118.2	120.2	126.4

Average number of shares of common stock outstanding (Diluted)
As reported Shares	126.4	116.8	128.7	130.5	128.3
Less: Shares issuable assuming conversion of convertible securities*	—	—	—	(8.0)	—
Impact of FSP EITF 03-6-1	(1.0)	—	(1.1)	(1.1)	(0.6)

Recasted Shares	125.4	116.8	127.6	121.4	127.7

*	Removes the impact of the convertible shares, as the result would have been anti-dilutive.

	As of May 31,
	2005	2006	2007	2008	2009

Balance Sheet Data:
Long Term Debt
As reported	$838.0	$876.6	$988.1	$1,073.6	$930.8
Impact of FSP APB 14-1	(14.9)	(10.1)	(5.1)	—	—

Recasted	$823.1	$866.5	$983.0	$1,073.6	$930.8

Stockholders’ Equity
As reported	$1,037.7	$925.9	$1,086.9	$1,136.6	$1,143.7
Impact of FSP APB 14-1	9.7	6.6	3.3	—	—

Recasted	$1,047.4	$932.5	$1,090.2	$1,136.6	$1,143.7

(k)	For the year ended May 31, 2006, net issuable common share equivalents totaling 2.8 million shares, and shares relating to our convertible securities and their related income effect, totaling 8.0 million shares and $3.7 million, respectively, were not assumed in our computation of fully diluted earnings per share, since the result would have been anti-dilutive.

RISK FACTORS

You should carefully consider the following risks, as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before investing in the notes. If any of the following risks actually occur, our business could be harmed. You should refer to the other information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended May 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended August 31, 2009 and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our Operations have been Adversely Affected by Recent Global Market and Economic Conditions.

The current worldwide recession has had an adverse effect on our operating results. Both of our segments have felt the impact of the worldwide recession as fiscal 2009 sales growth and earnings declined substantially over the prior year’s levels and net sales during the first quarter of fiscal 2010 saw a decline over the first quarter of fiscal 2009. We anticipate that our operations will continue to be adversely affected by global economic conditions during the remainder of fiscal 2010. The recession has resulted, and may result in the future, in decreased revenue, gross margin, earnings or growth rates and difficulty in managing inventory levels and collection of customer receivables. We also have experienced, and expect to continue to experience, increased competitive pricing pressure and customer turnover. In addition, customer difficulties have resulted, and could result in the future, in increases in bad debt write-offs and adjustments to our allowance for doubtful accounts receivable. We have also incurred severance and other expenses resulting from cost reduction initiatives in certain of our businesses to address the deteriorating business environment.

Global Economic and Capital Market Conditions may cause our Access to Capital to be more Difficult in the Future and/or Costs to Secure such Capital may be more Expensive.

We may need new or additional financing in the future to provide liquidity to conduct our operations, expand our business or refinance existing indebtedness. Any sustained weakness in general economic conditions and/or U.S. or global capital markets could adversely affect our ability to raise capital on favorable terms or at all. From time to time we have relied, and we may also rely in the future, on access to financial markets as a source of liquidity for working capital requirements, acquisitions and general corporate purposes. Our access to funds under our credit facility is dependent on the ability of the financial institutions that are parties to that facility to meet their funding commitments. Those financial institutions may not be able to meet their funding commitments if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests within a short period of time. Moreover, the obligations of the financial institutions under our credit facility are several and not joint and, as a result, a funding default by one or more institutions does not need to be made up by the others. Longer term volatility and continued disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation of financial institutions, reduced alternatives or failures of significant financial institutions could adversely affect our access to the liquidity needed for our businesses in the longer term. Such disruptions could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. The disruptions in the capital and credit markets have also resulted in higher interest rates on publicly issued debt securities, increased costs under credit facilities and less flexibility under applicable debt covenants. Continuation of these disruptions would increase our interest expense and capital costs and could adversely affect our results of operations and financial position including our ability to grow our business through acquisitions.

Volatility in the Equity Markets or Interest Rates could Substantially Increase our Pension Costs and Required Pension Contributions.

We sponsor qualified defined benefit pension plans and various other nonqualified postretirement plans. The qualified defined benefit pension plans are funded with trust assets invested in a diversified portfolio of debt and equity securities and other investments. Among other factors, changes in interest rates, investment returns and the market value of plan assets can (i) affect the level of plan funding; (ii) cause volatility in the net periodic pension cost; and (iii) increase our future contribution requirements. A significant decrease in investment returns or the market value of plan assets or a significant decrease in interest rates could increase our net periodic pension costs and adversely affect our results of operations. A significant increase in our contribution requirements with respect to our qualified defined benefit pension plans could have an adverse impact on our cash flow.

The Results of our Annual Testing of Goodwill and Other Intangible Assets have Required, and in the Future may Require, that we Incur Non-Cash Impairment Charges.

As of May 31, 2009, we had approximately $1.2 billion in goodwill and other intangible assets. SFAS No. 142, “Goodwill and Other Intangible Assets,” requires that goodwill be tested at least on an annual basis, or more frequently as impairment indicators arise, using a fair-value approach at the reporting unit level. We perform our annual required impairment tests, which involve the use of estimates related to the fair market values of the reporting units with which goodwill is associated, as of the first day of our fourth fiscal quarter. The evaluation of our long-lived assets for impairment includes determining whether indicators of impairment exist, which is a subjective process that takes into account both internal and external factors. Impairment assessment requires the use of significant judgment with regard to estimates and assumptions surrounding future results of operations and cash flows. For the fiscal year ended May 31, 2009, our impairment testing resulted in impairment charges related to reductions in the carrying value of goodwill and indefinite-lived tradenames, totaling $14.9 million and $0.5 million, respectively. Adverse equity market conditions and adverse effects of declining global economic conditions have had, and may continue to have, a significant impact on our results of operations and cash flows, and may further impact our estimates of such amounts for future periods. As a result, we may incur additional, substantial non-cash goodwill and other intangible asset impairment charges. The amount of any such impairment charge could have a material adverse effect on our results of operations.

Your Right to Receive Payments on These Notes is Effectively Subordinated to the Rights of our Existing and Future Secured Creditors.

The notes represent unsecured obligations of RPM. Accordingly, holders of our secured indebtedness will have claims that are superior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. The notes are also effectively subordinated to any existing and future liabilities of our subsidiaries. We or our subsidiaries may incur substantial additional indebtedness in the future, which may be senior to the notes. The terms of the notes do not impose any limitation on us or our subsidiaries’ ability to incur such additional debt.

In the event of any distribution or payment of our assets in foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, our secured creditors will have a superior claim to those of our assets that constitute their collateral. If any of the foregoing events occur, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. Holders of the notes will participate ratably with all holders of our other unsecured senior indebtedness, and with all of our other general senior creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. As a result, holders of the notes may receive less, ratably, than our secured creditors.

We are a Holding Company and we Depend upon Cash from our Subsidiaries to Service our Debt. If we do not Receive Cash Distributions, Dividends or Other Payments from our Subsidiaries, we may not be Able to Make Payments on the Notes.

We are a holding company and all of our operations are conducted through our subsidiaries. Accordingly, we are dependent upon the earnings and cash flows of, and cash distributions, dividends or other payments from, our subsidiaries to provide the funds necessary to meet our debt service obligations, including the required payments on the notes. If we do not receive cash distributions, dividends or other payments from our subsidiaries, we may not be able to pay the principal or interest on the notes.

Our subsidiaries are permitted under the terms of our indebtedness to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by our subsidiaries to us. We cannot assure you that agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient cash distributions, dividends or other payments to fund payments on these notes when due.

We may not have the Funds to Repurchase the Notes upon a Change of Control Triggering Event as Required by the Notes.

Upon a change of control triggering event, as defined in the notes, subject to certain conditions, we are required to offer to repurchase all outstanding notes at 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of repurchase. The source of funds for that repurchase of notes will be our available cash or cash generated from our subsidiaries’ operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from those sources will be available at the time of any change of control triggering event to make required repurchases of notes tendered. In addition, the terms of our credit agreement provide that specified change of control events constitute an event of default under the credit agreement. Our future debt agreements may contain similar restrictions and provisions. If the holders of the notes exercise their right to require us to repurchase all their notes upon a change of control triggering event, the financial effect of such a repurchase could cause a default under our other debt agreements, even if the change of control itself would not cause a default under those agreements.

Accordingly, it is possible that we will not have sufficient funds at the time of the change of control triggering event to make the required repurchase of our other debt and the notes or that restrictions in our credit agreement will not allow such repurchases. See “Description of Notes — Change of Control Offer” for additional information.

There is no Established Trading Market for the Notes, Which Means There are Uncertainties Regarding the Price and Terms on Which a Holder could Dispose of the Notes, if at All.

The notes will constitute a new issue of securities with no established trading market. We have not applied to list the notes on any national securities exchange or inter-dealer quotation system. As a result, we are unable to assure you as to the presence or the liquidity of any trading market for the notes.

We cannot assure you that you will be able to sell your notes at a particular time or that the prices that you receive when you sell your notes will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the notes if one develops. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market and the number of available buyers; and

•	the market for similar securities.

You should not purchase any of the notes unless you understand the investment risks involving the notes and determine that you are able to take such risks.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $297.7 million, after deducting the underwriting discount but before deducting our expenses relating to the offering. We intend to use the net proceeds from the sale of the notes to repay, redeem or refinance the following indebtedness, together with accrued and unpaid interest:

•	$163.7 million in principal amount of unsecured senior notes due October 15, 2009, which bear interest at 4.45%. Concurrently with the issuance of these notes, we swapped these notes back to a variable rate tied to LIBOR, which averaged 1.25% at August 31, 2009;

•	Approximately $120.0 million in principal amount of short term borrowings outstanding under our accounts receivable securitization program, which allows for $150.0 million in borrowings through April 6, 2012. Interest rates under this program approximated 2.0% at August 31, 2009.

The balance of the net proceeds will be used for general corporate purposes.

Affiliates of some of the underwriters are lenders under our accounts receivable securitization program, and accordingly, may receive a portion of the proceeds from this offering. Please read “Underwriting” in this prospectus supplement for further information.

The borrowings under our accounts receivable securitization program to be repaid with the proceeds of this offering were incurred during the last 12 months and were used for working capital and general corporate purposes.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of August 31, 2009 and on an as adjusted basis to reflect the issuance and sale of the notes and the application of the net proceeds from the sale. This table should be read in conjunction with the financial information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of August 31,
	2009
	Actual	As Adjusted
	(Unaudited, dollars in millions)

Cash and cash equivalents	$255.8	$389.3	(1)

Long-term debt, including current portion:
6.70% Senior Notes issued by RPM United Kingdom G.P. due 2015 fully and unconditionally guaranteed by RPM International Inc.(2)	$150.0	$150.0
4.45% Senior Notes due 2009	163.7	—
6.25% Senior Notes due 2013	200.0	200.0
$400 million, five-year revolving credit facility through December 29, 2011	134.2	134.2	(3)
$150 million Accounts Receivable Securitization Program with two banks, through April 6, 2012(3)	—	—
6.50% Notes due 2018(4)	246.9	246.9
6.125% Notes due 2019	—	300.0
Other notes and mortgages payable at various rates of interest(5)	11.9	11.9

Total long-term debt, including current portion	906.7	1,043.0	(6)

Stockholders’ Equity:
Preferred stock (par value $0.01 per share); authorized — 50,000,000 shares; none issued	—	—
Common stock (par value $0.01 per share); 300,000,000 shares authorized; 129,097,090 shares issued and outstanding	1.3	1.3
Paid-in capital	794.2	794.2
Treasury stock, at cost	(43.0)	(43.0)
Accumulated other comprehensive (loss)	(3.5)	(3.5)
Retained earnings	475.3	475.3

Total stockholders’ equity	1,224.3	1,224.3

Total capitalization	$2,131.0	$2,267.3	(7)

Ratio of total debt to total capitalization	42.6%	46.0	%(8)

(1)	“Cash and cash equivalents” in the “As Adjusted” column has been increased to reflect the addition of $300.0 million in proceeds from this offering, and reduced to reflect repayment of our 4.45% Senior Notes due 2009 in the amount of $163.7 million, and approximately $2.8 million in offering expenses. Taking into account the approximately $120 million applied to our five-year revolving credit facility (see Footnote 3 below), “Cash and cash equivalents” is $269.3 million.

(2)	We entered into a cross-currency swap, which fixed the interest and principal payments in Euros, resulting in an effective borrowing rate of 5.31%.

(3)	In April 2009, we entered into a new three-year, $150 million accounts receivable securitization program, which replaced a previous three-year program for $125 million. After August 31, 2009, we borrowed approximately $120 million under the accounts receivable securitization program to pay down borrowings under the five-year revolving credit facility. We intend to pay off the approximately $120 million in borrowings under the accounts receivable securitization program with the proceeds of this offering.

(4)	The $250 million face amount of the notes due 2018 is adjusted for the original issue discount, which approximated $3.1 million at August 31, 2009. The original issue discount effectively reduced the ultimate proceeds from the financing. The effective interest rate on the notes, including the amortization of the discount, is 6.704%.

(5)	Included in other notes and mortgages payable is an interest rate swap we entered into in conjunction with our issuance of our 4.45% Senior Notes due 2009, which has the effect of converting this fixed rate note to variable rates based on the six-month London Interbank Offered Rate (LIBOR). The weighted average effective rate was 1.25% at August 31, 2009.

(6)	Taking into account the approximately $120 million applied to our five-year revolving credit facility (see Footnote 3 above), “Total long-term debt, including current portion” is $923.0 million.

(7)	Taking into account the approximately $120 million applied to our five-year revolving credit facility (see Footnote 3 above), “Total capitalization” is $2,147.3 million.

(8)	Taking into account the approximately $120 million applied to our five-year revolving credit facility (see Footnote 3 above), “Ratio of total debt to total capitalization” is 43.0%.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to our fixed charges for the periods indicated:

					Three Months
Fiscal Years Ended May 31,					Ended August 31,
2005(1)	2006(2)	2007(3)	2008(4)	2009(5)	2009

4.11	—	5.41	1.52	3.66	7.54

(1)	Fiscal year 2005 income from continuing operations before taxes includes the unfavorable impact of asbestos charges of $78.0 million.

(2)	Earnings were inadequate to cover fixed charges for the fiscal year ended May 31, 2006. The coverage deficiency for that fiscal year totaled $181.2 million. Fiscal year 2006 income from continuing operations before taxes includes the unfavorable impact of asbestos charges of $380.0 million.

(3)	Fiscal year 2007 income from continuing operations before taxes includes the favorable impact of asbestos-related insurance settlement income of $15.0 million.

(4)	Fiscal year 2008 income from continuing operations before taxes includes the unfavorable impact of asbestos charges of $288.1 million.

(5)	Fiscal year 2009 income from continuing operations includes the unfavorable impact of goodwill and other intangible asset impairment charge of $15.5 million.

For purposes of computing the ratios of earnings to fixed charges, earnings represent income from continuing operations before taxes and cumulative effect of changes in accounting principles plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and an estimation of the interest portion of rental expenses.

DESCRIPTION OF NOTES

The following discussion of the terms of the notes supplements the description of the general terms and provisions of the debt securities contained in the accompanying prospectus and identifies any general terms and provisions described in the accompanying prospectus that will not apply to the notes. Certain terms used but not defined in this prospectus supplement have the meanings specified in the accompanying prospectus. In this prospectus supplement, we refer to the 6.125% Notes due 2019 as the “notes.”

General

The notes will be issued in an initial aggregate principal amount of $300 million. We will issue the notes under an indenture, dated as of February 14, 2008 between The Bank of New York Mellon Trust Company, N.A., as Trustee and us (the “indenture”). You should read the accompanying prospectus for a general discussion of the terms and provisions of the indenture. We may, from time to time, without giving notice to or seeking the consent of the holders of the notes, issue additional notes having the same terms (except for the issue date, the public offering price and the first interest payment due) and ranking equally and ratably with the notes offered hereby. Any additional securities having such similar terms, together with the notes offered hereby, will constitute a single series of debt securities under the indenture.

The notes will mature on October 15, 2019. The notes will not be listed on any securities exchange.

Ranking

The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing that indebtedness. In addition, we are structured as a holding company, and we conduct all of our business operations through our subsidiaries. The notes will be structurally subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries to the extent of the assets of such subsidiaries, which are distinct legal entities having no obligation to pay any amounts pursuant to the notes or to make funds available for such purposes.

Interest

The notes will bear interest at a rate of 6.125% per year from October 9, 2009 or from the most recent interest payment date on which we paid or provided for interest on the notes. The interest payment dates for the notes will be each April 15 and October 15, beginning April 15, 2010 and regular record dates for interest payments will be April 1 and October 1. See “Description of Debt Securities — General” in the accompanying prospectus.

Optional Redemption

The notes are redeemable at our option, at any time or from time to time, either in whole or in part, at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to the redemption date:

(i) 100% of the principal amount of the notes to be redeemed; and

(ii) the sum of the present values of the Remaining Scheduled Payments.

In determining the present values of the Remaining Scheduled Payments, such payments shall be discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 45 basis points.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means (A) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (B) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date.

“Independent Investment Banker” means a Reference Treasury Dealer or its respective successors as may be appointed from time to time by the Quotation Agent after consultation with the Company; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), another primary treasury dealer shall be substituted therefor by the Company.

“Quotation Agent” means, for purposes of determining the redemption price, such primary treasury dealer as may be selected by the Company.

“Reference Treasury Dealer” means a primary treasury dealer selected by Wells Fargo Securities, LLC; and Banc of America Securities LLC or their respective successors and any other primary treasury dealer selected by the Quotation Agent after consultation with the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer by 3:30 p.m. on the third Business Day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any note, the remaining scheduled payments of the principal and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon shall be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated yield to maturity of the Comparable Treasury Issue. In determining this rate, the price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) shall be assumed to be equal to the Comparable Treasury Price for such redemption date.

A partial redemption of the notes of this series may be affected by such method as the Trustee shall deem appropriate and may provide for the selection for redemption of a portion of the principal amount of the notes equal to an authorized denomination.

Notice of any redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of the notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the notes or portions thereof called for redemption.

Change of Control Offer

If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the notes, the Company shall be required to make an offer (a “Change of Control Offer”) to each Holder of the notes to repurchase all or any part (equal to $2,000 and in integral multiples of $1,000 in excess thereof) of that Holder’s notes on the terms set forth herein. In a Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering

Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed to Holders of the notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all notes or portions of such notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions of such notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of such notes being repurchased.

The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party purchases all notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following terms are applicable:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any person, other than the Company or a subsidiary; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to the Company’s liquidation or dissolution. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., and its successors.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (1) each of Moody’s, S&P and Fitch; (2) if any of Moody’s, S&P or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Company’s Board of Directors) to act as a replacement agency for Moody’s, S&P or Fitch or all of them, as the case may be.

“Rating Event” means the credit rating on the notes is lowered by at least two of the three Rating Agencies and the notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any day during the period (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Limitation on Liens

The Company covenants and agrees for the benefit of the Holders that for so long as any notes are outstanding, the Company will not, and will not permit any of its subsidiaries to, create, assume, incur or suffer to exist any Lien upon any Principal Property or upon any shares of Capital Stock or Indebtedness of any subsidiary owning or leasing any Principal Property, whether owned or leased on the date of this Indenture or thereafter acquired, other than Permitted Liens or as permitted under “Exempted Liens and Sale-Leaseback Transactions” below, to secure any Indebtedness incurred or guaranteed by the Company or any subsidiary, without in any such case making effective provision whereby all of the notes then outstanding (together with, if the Company so determines, any other Indebtedness or guarantee thereof by the Company ranking equally with the notes) shall be secured equally and ratably with, or prior to, such Indebtedness so long as such Indebtedness shall be so secured.

“Permitted Liens” means:

(i) Liens existing on the date of the Indenture or the date the notes are issued and securing Indebtedness in an aggregate principal amount not exceeding the greater of $25.0 million or 5% of Consolidated Stockholders’ Equity of the Company; provided that no increase in the amount secured thereby is permitted;

(ii) Liens on the property or assets of the Company or any other property or assets of the subsidiaries of the Company given to secure the payment of the purchase price incurred in connection with the acquisition, lease (including any Capital Lease Obligation) or construction of property (other than accounts receivable or inventory) intended to be used in carrying on of the business of the Company or the businesses of the subsidiaries of the Company, including Liens existing on such property at the time of acquisition, lease or construction thereof or improvements thereon, or Liens incurred within 180 days of such acquisition or the completion of such construction; provided that (i) the Lien shall attach solely to the property acquired, purchased, leased, constructed or improved, (ii) at the time of acquisition or construction of such property, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such property, whether or not assumed by the Company or any subsidiary of the Company, shall not exceed an amount equal to the lesser of the total purchase price or Fair Market Value at the time of acquisition or construction of such property, and (iii) the aggregate principal amount of all Indebtedness secured by such Liens shall not exceed the lesser of (y) the cost of the acquisition, lease or construction, as the case may be or (z) the Fair Market Value of such property;

(iii) Liens on property or assets of any Person existing at the time such Person becomes a subsidiary of the Company or is merged with or into or consolidated with the Company or any subsidiary of the Company or, at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to the Company or any subsidiary of the Company, or arising thereafter pursuant to contractual commitments entered into prior to and not in contemplation of such Person becoming a subsidiary and not in contemplation of any such merger or consolidation or any such sale, lease or other disposition; provided that such Liens shall not extend to the property or assets of the Company or any other property or assets of the subsidiaries of the Company;

(iv) Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses; provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured prior to such extension, renewal or replacement and that such extension, renewal or replacement Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced (plus improvements and construction on such real property);

(v) Other Liens arising in the ordinary conduct of the business of the Company or the businesses of the subsidiaries of the Company (including Liens to secure the performance by the Company or the subsidiaries of the Company of bids, tenders or trade contracts for sums not yet due and payable) which are not incurred in connection with the borrowing of money or the obtaining of advances or credit, or that is incidental to the ownership of properties and assets by the Company or the subsidiaries of the Company in the ordinary conduct of the Company’s business or the businesses of the subsidiaries of the Company (including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens for sums not yet due and payable), or to secure the performance by the Company or the subsidiaries of the Company of its or their statutory obligations (including obligations under workers’ compensation, unemployment insurance and other social security legislation), surety or appeal bonds and other similar liens (including Liens of attorneys on client files); provided in each case that such Liens do not, in the aggregate, materially detract from the value of the property or assets of the Company or the property or assets of the subsidiaries of the

Company or materially impair the use thereof in the operation of the business of the Company or the businesses of the subsidiaries of the Company;

(vi) Leases or subleases entered into by the Company or the subsidiaries of the Company as either lessors or sublessors, easements, rights-of-way, restrictions and other similar charges or encumbrances (including zoning restrictions), in each case, that is incidental to the ownership of property or assets or the ordinary conduct of the business of the Company or the businesses of the subsidiaries of the Company; provided that such Liens do not, in the aggregate, materially detract from the value of such property;

(vii) Liens for taxes, assessments or other governmental charges which are not yet due and payable as of the date of the Indenture or the date the notes are issued; and

(viii) Liens on receivables, leases, other financial assets, and any assets related thereto, incurred in connection with a Permitted Receivables Transaction.

“Permitted Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its subsidiaries in order to monetize or otherwise finance a pool (which may be fixed or revolving) of receivables, leases or other financial assets (including, without limitation, financing contracts) or other transactions evidenced by receivables purchase agreements, including, without limitation, factoring agreements and other similar agreements pursuant to which receivables, leases, other financial assets, and any assets related thereto, are sold at a discount (in each case whether now existing or arising in the future), and which may include a grant of a security interest in any such receivables, leases, other financial assets (whether now existing or arising in the future) of the Company or any of its subsidiaries, and any assets related thereto, including all collateral securing such receivables, leases, or other financial assets, all contracts and all guarantees or other obligations in respect thereof, proceeds thereof and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving receivables, leases, or other financial assets or other transactions evidenced by receivables purchase agreements, including, without limitation, factoring agreements and other similar agreements pursuant to which receivables are sold at a discount.

“Principal Property” means, whether owned or leased on the date of the Indenture or acquired after the date hereof, each manufacturing or processing plant or facility and office facilities of ours or our subsidiaries’ located in the United States.

Restrictions on Sale-Leaseback Transactions

Except as permitted under “Exempted Liens and Sale-Leaseback Transactions” below, the Company will not, and it will not permit any of its subsidiaries to, engage in the sale or transfer by the Company or any of its subsidiaries of any Principal Property to a person (other than a subsidiary of the Company or the Company) and the taking back by the Company or any of its subsidiaries, as the case may be, of a lease of such Principal Property, unless:

(i) such sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years; or

(ii) the Company or its subsidiary, within a one-year period after such sale-leaseback transaction, applies or causes to be applied an amount not less than the net proceeds from such sale-leaseback transaction to the prepayment, repayment, redemption, reduction or retirement (other than pursuant to any mandatory sinking fund, redemption or prepayment provision) of Funded Indebtedness.

“Funded Indebtedness” means Indebtedness having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the obligor.

Exempted Liens and Sale-Leaseback Transactions

Notwithstanding the foregoing restrictions on Liens and sale-leaseback transactions, and in addition to Permitted Liens otherwise permitted hereunder, the Company may, and may permit any subsidiary to, create, assume, incur, or suffer to exist any Lien upon any Principal Property, or upon any shares of Capital Stock or Indebtedness of any of its subsidiaries owning or leasing any Principal Property, to secure Indebtedness incurred or guaranteed by the Company or any of its subsidiaries or effect any sale-leaseback transaction of a Principal Property that is not excepted by “Restrictions on Sale-Leaseback Transactions” above without equally and ratably securing the notes; provided that, after giving effect thereto, the aggregate principal amount of outstanding Indebtedness secured by Liens other than Permitted Liens upon Principal Property and/or upon such shares of Capital Stock or Indebtedness of any subsidiary owning or leasing any Principal Property, plus the Attributable Indebtedness from sale-leaseback transactions of Principal Property not so excepted, does not exceed 15% of the Consolidated Stockholders’ Equity as of the date of determination.

“Consolidated Stockholders’ Equity” means, at any time, the consolidated stockholders’ equity of the Company and its subsidiaries calculated on a consolidated basis as of such time.

Events of Default

The Events of Default with respect to the notes will be those events described under “Description of Debt Securities — Events of Default” in the accompanying prospectus. Furthermore the following shall also be considered an Event of Default: any final judgment or order for the payment of money in excess of the greater of $50,000,000 or 7% of Consolidated Stockholders’ Equity, either individually or in the aggregate (net of any amounts to the extent that they are covered by insurance), shall have been rendered against the Company or any of its subsidiaries and which shall not have been paid or discharged, and there shall be any period of 60 consecutive days following the entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against the Company or any of its subsidiaries to exceed the greater of $50,000,000 or 7% of Consolidated Stockholders’ Equity during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain of the United States federal income tax consequences of the purchase, ownership and disposition of the notes. This summary:

•	is based on the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations issued under the Code, judicial decisions and administrative pronouncements, all as in effect as of the date hereof and all of which are subject to different interpretation or to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described in this prospectus supplement;

•	addresses only tax consequences to investors that purchase the notes upon their original issuance for cash at their initial offering price, and hold the notes as capital assets within the meaning of Section 1221 of the Code (that is, for investment purposes);

•	does not discuss all of the tax consequences that may be relevant to particular investors in light of their particular circumstances (such as the application of the alternative minimum tax);

•	does not discuss all of the tax consequences that may be relevant to investors that are subject to special treatment under the United States federal income tax laws (such as insurance companies, financial institutions, tax-exempt organizations, retirement plans, regulated investment companies, dealers in securities or currencies, holders whose functional currency for tax purposes is not the United States dollar, persons holding the notes as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, former United States citizens or long-term residents subject to taxation as expatriates under Section 877 of the Code, or traders in securities that have elected to use a mark-to-market method of accounting for their securities holdings);

•	does not discuss the effect of other United States federal lax laws (such as estate and gift tax laws) except to the limited extent specifically indicated below, and does not discuss any state, local or foreign tax laws; and

•	does not discuss the tax consequences to a person holding notes through a partnership (or other entity or arrangement classified as a partnership for United States federal income tax purposes), except to the limited extent specifically indicated below.

We have not sought and will not seek a ruling from the Internal Revenue Service (the “IRS”) with respect to any matters discussed in this section, and we cannot assure you that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes, or that any such position would not be sustained.

If a partnership (or other entity or arrangement classified as a partnership for United States federal income tax purposes) holds the notes, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding notes, you should consult your independent tax advisor regarding the tax consequences of the purchase, ownership or disposition of the notes.

Prospective investors should consult their own independent tax advisors with regard to the application of the United States federal income tax laws to their particular situation and the application of any other United States federal as well as state or local or foreign tax laws and tax treaties, including gift and estate tax laws.

WE ARE INFORMING YOU THAT (A) THIS SUMMARY IS NOT INTENDED AND WAS NOT WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE UNITED STATES FEDERAL TAX LAWS THAT MAY BE IMPOSED ON THE TAXPAYER, (B) THIS SUMMARY WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY US OF THE NOTES, AND (C) EACH TAXPAYER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Certain United States Federal Income Tax Consequences To U.S. Holders

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes by a holder that is a “U.S. Holder.” For purposes of this summary, “U.S. Holder” means a beneficial owner of a note or notes that is for United Stales federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States (or any state thereof or the District of Columbia);

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (ii) such trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Treatment of Interest

Stated interest on the notes will be taxable to a U.S. Holder as ordinary interest income as the interest is paid or accrues in accordance with the U.S. Holder’s regular method of accounting for United States federal income tax purposes.

Treatment of Dispositions of Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition (collectively, a “disposition”) of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will generally be taxable to that U.S. Holder as ordinary interest income at that time in accordance with the U.S. Holder’s regular method of accounting for United States federal income tax purposes if not previously included in the U.S. Holder’s income) and the U.S. Holder’s adjusted tax basis in the note, reduced by any principal payments with respect to the note received by the U.S. Holder. A U.S. Holder’s adjusted tax basis in a note will be, in general, the cost of the note to the U.S. Holder. Gain or loss realized on the disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the note has been held for more than one year. Otherwise, such gain or loss generally will be short-term capital gain or loss. Net long-term capital gain recognized by a non-corporate U.S. Holder generally is eligible for reduced rates of United States federal income taxation. The deducibility of capital losses is subject to limitations.

If a U.S. Holder disposes of a note between interest payment dates, a portion of the amount received by the U.S. Holder will reflect interest that has accrued on the note but has not been paid as of the disposition date. That portion is treated as ordinary interest income and not as sale proceeds.

Certain United States Federal Tax Consequences to Non-U.S. Holders

The following is a summary of the United States federal income and estate tax consequences of the purchase, ownership and disposition of the notes by a holder that is a “Non-U.S. Holder.” For purposes of this summary, “Non-U.S. Holder” means a beneficial owner of a note or notes, other than a partnership (or an entity or arrangement classified as a partnership for United States federal income tax purposes), who is not a U.S. Holder.

Special rules may apply to Non-U.S. Holders that are subject to special treatment under the Code, including “controlled foreign corporations” and “passive foreign investment companies.” Such

Non-U.S. Holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Treatment of Interest

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will not be subject to United States federal income or withholding tax in respect of interest income on the notes if the interest income qualifies for the “portfolio interest exception.” Generally, interest income will qualify for the “portfolio interest exception” if each of the following requirements is satisfied:

•	The interest is not effectively connected with the conduct of a trade or business in the United States;

•	The Non-U.S. Holder appropriately certifies its status as a non-United States person (as described below);

•	The Non-U.S. Holder does not directly or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	The Non-U.S. Holder is not for U.S. federal income tax purposes a “controlled foreign corporation” that is directly or constructively related to us through stock ownership; and

•	The Non-U.S. Holder is not a bank which acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business.

The certification requirement referred to above generally will be satisfied if the Non-U.S. Holder provides us or our paying agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person (within the meaning of the Code). If the Non-U.S. Holder holds its notes through a financial institution or other agent acting on the holder’s behalf, the Non-U.S. Holder will be required to provide appropriate documentation to that agent, and that agent will then be required to provide appropriate documentation to us or our paying agent (either directly or through other intermediaries). For payments made to foreign partnerships and certain other pass-through entities, the certification requirement will generally apply to the partners or other interest holders rather than the partnership or other pass-through entity. We may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld, if any, with respect to each Non-U.S. Holder. Prospective Non-U.S. Holders should consult their independent tax advisors regarding this certification requirement, and alternative methods for satisfying the certification requirement.

If the requirements of the “portfolio interest exception” are not satisfied with respect to a Non-U.S. Holder, payments of interest to that Non-U.S. Holder will be subject to a 30% United States withholding tax, unless another exemption or a reduced withholding rate applies. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN (or suitable substitute or successor form) claiming the benefit of the applicable tax treaty. Alternatively, an exemption applies to the 30% United States withholding tax if the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (or if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) and the Non-U.S. Holder provides an appropriate statement to that effect on a properly executed IRS Form W-8ECI (or suitable substitute or successor form). In the latter case, such Non-U.S. Holder generally will be subject to United States federal income tax with respect to all income from the notes in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, such a Non-U.S. Holder that is a corporation may be subject to a branch profits tax with respect to any such United States trade or business income at a rate of 30% (or at a reduced rate under an applicable income tax treaty provided certain certification requirements are met).

Offer to Purchase Upon Change of Control

If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the notes, the Company is required to make an offer to each holder of the notes to repurchase all or any part of the notes for an amount equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest. If such a repurchase was expected to occur prior to the fifth anniversary of the issuance of the notes, the repurchase of the notes at 101% would result in the notes being treated as issued with more than de minimis original issue discount. The Company intends to take the position that, for purposes of the application of the original issue discount rules in Sections 1271 through 1275 of the Code, the likelihood of a Change of Control Triggering Event occurring prior to the fifth anniversary is a remote contingency. Accordingly, the possibility of the notes being repurchased prior to the fifth anniversary of the issue date of the notes for 101% of the aggregate principal amount of such notes will be disregarded for tax purposes and will not result in the notes being treated as issued with original issue discount. Pursuant to Treasury Regulation section 1.1275-2(h)(5), the Company’s determination that such possibility is a remote contingency is binding on all holders for tax purposes unless a holder explicitly discloses to the Internal Revenue Service that its determination is different than the Company’s determination.

Treatment of Dispositions of Notes

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to United States federal income tax or withholding tax on gain realized upon the disposition of a note unless:

•	the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (or if certain tax treaties apply, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder within the United States).

If the first exception applies, the Non-U.S. Holder generally will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to United States sources (including gains from the sale, exchange, retirement or other disposition of the notes) exceed capital losses allocable to United States sources. If the second exception applies, the Non-U.S. Holder generally will be subject to United States federal income tax with respect to such gain in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Treatment of Notes for United States Federal Estate Tax Purposes

A note held, or beneficially held, by an individual who is not a citizen or resident of the United States at the time of his or her death will not be includable in the individual’s gross estate for United States federal estate tax purposes, provided that (i) the Non-U.S. Holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote and (ii) at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such holder of a trade or business in the United States. In addition, under the terms of an applicable estate tax treaty, United States federal estate tax may not apply with respect to a note.

United States Information Reporting Requirements and Backup Withholding

U.S. Holders

In general, information reporting requirements will apply to certain payments of principal, premium (if any) and interest on and the proceeds of certain sales of notes unless the U.S. Holder is an exempt recipient. A backup withholding tax (currently at a rate of 28%) may apply to such payments if the U.S. Holder fails to provide its taxpayer identification number or certification of exempt status or has been notified by the IRS that payments to the U.S. Holder are subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided that the U.S. Holder furnishes the required information to the IRS on a timely basis.

Non-U.S. Holders

In the case of payments of interest or of proceeds from the sale or disposition of a note to a Non-U.S. Holder, current Treasury Regulations provide that the backup withholding tax and certain information reporting requirements will not apply to payments with respect to which either the requisite certification, as described above under “Certain United States Federal Tax Consequences to Non-U.S. Holders — Treatment of Interest,” has been received or an exemption has otherwise been established, provided that neither the withholding agent nor any intermediary has actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied.

Information reporting requirements, but not backup withholding, will apply to payment of the proceeds from a sale or disposition of the notes by or through a foreign office of a U.S. broker or foreign brokers with certain types of relationships to the U.S., unless the broker has documentary evidence in its file that the Non-U.S. Holder of the notes is not a U.S. person and the broker has no actual knowledge or reason to know that the Non-U.S. Holder of the notes is a U.S. person or the Non-U.S. person establishes an exemption. Neither information reporting nor backup withholding generally will apply to payment of the proceeds from a sale or disposition of the notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided that the Non-U.S. Holder furnishes the required information to the IRS on a timely basis.

Prospective Non-U.S. Holders should consult their independent tax advisors concerning the application of information reporting and backup withholding rules.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY, IS NOT TAX ADVICE AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR INDEPENDENT TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS (AND ANY PROPOSED CHANGES IN APPLICABLE LAW).

UNDERWRITING

We and the underwriters for the offering named below, for whom Wells Fargo Securities, LLC and Banc of America Securities LLC are acting as representatives, have entered into an underwriting agreement dated as of the date of this prospectus supplement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase, and we have agreed to sell to each underwriter, the total principal amount of notes shown in the following table.

Principal
Underwriter	Amount of Notes

Wells Fargo Securities, LLC	$99,000,000
Banc of America Securities LLC	81,000,000
Fifth Third Securities, Inc.	24,000,000
PNC Capital Markets LLC	24,000,000
Credit Suisse Securities (USA) LLC	15,000,000
KeyBanc Capital Markets Inc.	15,000,000
Mitsubishi UFJ Securities (USA), Inc.	15,000,000
UBS Securities LLC	15,000,000
BNY Mellon Capital Markets, LLC	12,000,000

Total	$300,000,000

The obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions. The underwriters are obligated to purchase all of the notes, if they purchase any of them. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Notes sold by the underwriters to the public initially will be offered at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at discounts from the applicable public offering price of up to 0.400% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at discounts from the applicable public offering price of up to 0.250% of the principal amount of notes. If all the notes are not sold at the applicable public offering price, the underwriters may change such offering price and the other selling terms.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. We have been advised that the representatives intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the representatives may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the representatives of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The representatives may also impose a penalty bid. This occurs when a particular underwriter repays to the representatives a portion of the underwriting discount received by it because a representative has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the notes, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

In addition to the underwriting discounts payable to the underwriters as set forth on the cover page of this prospectus supplement, we estimate that our expenses for this offering will be approximately $700,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the underwriters may be required to make in respect of those liabilities.

The notes are offered for sale in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

Each of the underwriters has represented and agreed that in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made, and will not make, an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time: (i) to legal entities which are authorized or regulated to operate in the financial markets, or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (ii) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; (iii) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or (iv) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purpose of the foregoing, the term “an offer of notes to the public” means, in relation to any notes in any Relevant Member State, the communication in any form and by any means of sufficient information of the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the term “Prospectus Directive” means Directive 2003/71./EC and includes any relevant implementing measure in each Relevant Member State.

This prospectus supplement has been prepared on the basis that all offers of the notes within the European Economic Area will be made pursuant to an exemption under Article 3(2) of the Prospectus Directive, as implemented in Relevant Member States of the European Economic Area, from the requirement to produce a prospectus for offers of the notes. Accordingly, any person making or intending to make any offer of the notes within the European Economic Area should only do so in circumstances in which no obligation arises for us, our affiliates or any of the underwriters to produce a prospectus for such offer. Neither we nor any of the underwriters have authorized, nor do we or they authorize, the making of any offer of the notes through any financial intermediary, other than offers made by the underwriters which constitute the final placement of the notes contemplated in this prospectus supplement.

Each of the underwriters has represented and agreed and undertaken that:

(i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes, in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong

Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may he issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Financial Instruments and Exchange law. Accordingly, each of the underwriters has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell notes in Japan or to, or for the benefit of, any person resident in Japan for Japanese securities law purposes (including any corporate or other entity organized under the laws of Japan), except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and other relevant laws, regulations and ministerial guidelines of Japan.

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates, for which they received or will receive customary fees and expense reimbursement. Affiliates of most of the underwriters are lenders under credit facilities for us and our affiliates, and affiliates of some of the underwriters are lenders under our accounts receivable securitization program. As described under “Use of Proceeds,” we intend to use a portion of the net proceeds from this offering to repay our unsecured senior notes due October 15, 2009 and to repay approximately $120.0 million in principal amount of short term borrowings under our accounts receivable securitization program. Several of the underwriters and their affiliated and associated persons may receive proceeds from this offering if they hold such debt on or after the closing of this offering. Because it is possible that the underwriters or their affiliated or associated persons could receive more than 10% of the proceeds of the offering as repayment for such debt, the offering is made in compliance with the applicable provisions of Financial Industry Regulatory Authority, or FINRA, Rule 5110 and Rule 2720 of the National Association of Securities, or NASD, Conduct Rules. Because the notes are investment-grade rated by one or more nationally recognized statistical rating agencies, compliance with these rules only requires the disclosure set forth in this paragraph.

VALIDITY OF NOTES

The validity of the notes will be passed upon for us by Calfee, Halter & Griswold LLP, Cleveland, Ohio, and for the underwriters by Squire, Sanders & Dempsey L.L.P. Squire, Sanders & Dempsey L.L.P. from time to time performs legal services for us and Frederick R. Nance, a partner of Squire, Sanders & Dempsey L.L.P., is a member of our board of directors.

EXPERTS

The consolidated financial statements of RPM International Inc. incorporated by reference in RPM International Inc.’s Annual Report (Form 10-K) for the year ended May 31, 2009 (including the schedule appearing therein), and the effectiveness of RPM International Inc.’s internal control over financial reporting as of May 31, 2009, have been audited by Ernst & Young LLP, an independent certified public accounting firm, as set forth in their reports thereon incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Prospectus

RPM INTERNATIONAL INC.

Debt Securities
Common Stock
Preferred Stock
Warrants
Purchase Contracts
Units

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

Our common stock is traded on the New York Stock Exchange under the symbol “RPM.”

Investing in our securities involves risks. Please read the risk factors discussed or incorporated by reference under the section of the prospectus captioned “Risk Factors” on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 14, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration procedure. Pursuant to that procedure and under this prospectus, we may offer and sell:

•	Debt Securities;

•	Common Stock;

•	Preferred Stock;

•	Warrants;

•	Purchase Contracts; and

•	Units.

The securities described above may be offered and sold in one or more offerings. Each time we offer and sell securities under the registration statement of which this prospectus is a part, we will file with the SEC a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus, and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The reports, proxy statements and other information that we file electronically with the SEC are available to the public free of charge at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC, at prescribed rates, at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. You can also inspect our reports, proxy statements and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference into this prospectus, and information that we subsequently file with the SEC will automatically update information in this prospectus, as well as our other filings with the SEC. In other words, in the case of a conflict or inconsistency between information in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered under this prospectus, other than the portions of such documents that by statute, by designation in such documents, or otherwise are not deemed to be filed with the SEC or are not required to be incorporated herein by reference:

•	Annual report on Form 10-K for the year ended May 31, 2007;

•	Quarterly reports on Form 10-Q for the quarters ended August 31, 2007 and November 30, 2007 and amended quarterly report on Form 10-Q/A for the quarter ended November 30, 2007;

•	Current reports on Form 8-K filed on June 1, 2007 (with respect to Item 5.02 only), July 18, 2007 (with respect to Item 5.02 only) January 18, 2008 and January 28, 2008 (only with respect to Item 5.02 and the exhibits related thereto);

•	The description of our common stock and rights to purchase shares of our common stock contained in the Registration Statement on Form S-8 (Registration Number 333-101501), filed with the SEC on November 27, 2002 and any amendments and reports filed for the purpose of updating that description; and

•	Our Registration Statement on Form 8-A, filed with the SEC on May 11, 1999, related to the rights.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered any or all of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, upon written or oral request. You may request these documents by writing to or telephoning us at the following address:

Secretary
RPM International Inc.
2628 Pearl Road
P.O. Box 777
Medina, Ohio 44258
(330) 273-5090

You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus (including the information incorporated by reference) contains, and any accompanying prospectus supplement will contain, forward-looking statements. These statements relate to our plans, expectations, estimates and beliefs of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek” or “continue” or the negative of those terms or other comparable terminology. These statements are only predictions and we can give no assurance that such expectations will prove to be correct. Some of the things that could cause our actual results to differ substantially from our expectations are:

•	general economic conditions;

•	the prices and availability of raw materials, including assorted resins and solvents; packaging, including plastic containers; and transportation services, including fuel surcharges;

•	continued growth in demand for our products;

•	legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters;

•	the effect of changes in interest rates;

•	the effect of fluctuations in currency exchange rates upon our foreign operations;

•	the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors;

•	risks and uncertainties associated with our ongoing acquisition and divestiture activities;

•	risks related to the adequacy of our contingent liability reserves, including for existing and future asbestos-related claims; and

•	other factors referenced in this prospectus and any accompanying prospectus supplement, including those set forth under the caption “Risk Factors.”

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus to conform them to actual results. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the caption “Risk Factors,” and by any cautionary language in this prospectus and any accompanying prospectus supplement. We caution you that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

You should carefully read this prospectus and any accompanying prospectus supplement and the documents incorporated in this prospectus by reference and contained in any accompanying prospectus supplement in their entirety. They contain information that you should consider when making your investment decision.

RISK FACTORS

Investing in our securities involves risks. Before deciding whether to purchase any of our securities, you should carefully consider the risks involved in an investment in our securities, as set forth in:

•	Item 1A, Risk Factors, in our Annual Report on Form 10-K for our fiscal year ended May 31, 2007;

•	Item 1A, Risk Factors, in our Quarterly Reports on Form 10-Q for our fiscal quarters ended August 31 and November 30, 2007; and

•	the other risks described in any prospectus supplement or in any of the documents incorporated by reference in this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for the repayment of debt and for other general corporate purposes unless otherwise indicated in the applicable prospectus supplement relating to a specific issuance of securities. Our general corporate purposes include, but are not limited to, repayment, redemption or refinancing of debt, capital expenditures, investments in or loans to subsidiaries and joint ventures, funding of possible acquisitions, working capital, contributions to one or more of our pension plans, satisfaction of other obligations and repurchase of our outstanding debt or equity securities. Pending any such use, the net proceeds from the sale of the securities may be invested in short-term, investment grade, interest-bearing instruments. We will include a more detailed description of the use of proceeds of any specific offering in the applicable prospectus supplement relating to an offering of securities under this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to our fixed charges for the periods indicated:

					Six Months Ended
Fiscal Years Ended May 31,					November 30,
2003(1)	2004	2005(2)	2006(3)	2007(4)	2007

2.28	6.17	4.11	—	5.41	5.81

(1)	Fiscal year 2003 income from continuing operations before taxes includes the unfavorable impact of asbestos charges of $140.0 million.

(2)	Fiscal year 2005 income from continuing operations before taxes includes the unfavorable impact of asbestos charges of $78.0 million.

(3)	Earnings were inadequate to cover fixed charges for the fiscal year ended May 31, 2006. The coverage deficiency for that fiscal year totaled $181.2 million. Fiscal year 2006 income from continuing operations before taxes includes the unfavorable impact of asbestos charges of $380.0 million.

(4)	Fiscal year 2007 income from continuing operations before taxes includes the favorable impact of asbestos-related insurance settlement income of $15.0 million.

For purposes of computing the ratios of earnings to fixed charges, earnings represent income from continuing operations before taxes and cumulative effect of changes in accounting principles plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and an estimation of the interest portion of rental expense.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock, amended and restated certificate of incorporation and amended and restated by-laws is a summary only and is subject to the complete text of our amended and restated certificate of incorporation, amended and restated by-laws, and the rights agreement between us and the rights agent named therein, which we have filed as exhibits to this registration statement or to documents incorporated by reference.

Common Stock

The following description of our common stock, together with the additional information included in any applicable prospectus supplements, summarizes the material terms and provisions of our common stock, but is not complete. For the complete terms of the common stock, please refer to our amended and restated certificate of incorporation, our amended and restated bylaws and our rights agreement, which are incorporated by reference into the registration statement that includes this prospectus.

Our amended and restated certificate of incorporation authorizes us to issue up to 300,000,000 shares of common stock. As of January 4, 2008, there were 121,782,386 shares of common stock outstanding, net of treasury shares, held by 31,361 direct registered stockholders.

Our common stock is traded on the New York Stock Exchange under the symbol “RPM.” The transfer agent and registrar for our common stock is National City Bank. Its address is 1900 E. 9th Street, Cleveland, Ohio 44114, and its telephone number is (800) 622-6757.

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by stockholders generally, including the election of directors. There are no cumulative voting rights, and, as a result, a plurality of stockholders voting are able to elect directors. The Company has adopted a majority voting policy with regard to the election of directors which requires that any director who does not receive a majority of the votes cast for his or her election tender their resignation to the board. Holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of outstanding shares of preferred stock, if any. The holders of common stock have no preemptive or similar rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are legally issued, fully paid and nonassessable.

Our amended and restated by-laws provide that special meetings of stockholders can be called only by the chairman of the board, the president, the majority of the board, and the chairman of the board or the president at the written request of stockholders owning a majority of shares of voting stock.

Preferred Stock

Our board of directors has the authority, without stockholder approval, to issue shares of preferred stock in one or more series and to fix the number of shares and terms of each series. The board may determine the designation and other terms of each series, including, among others:

•	dividend rights;

•	voting powers;

•	preemptive rights;

•	conversion rights;

•	redemption rights; and

•	liquidation rights.

The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of common stock. It also could affect the likelihood that holders of common stock will receive dividend payments and payments upon liquidation.

Rights Plan

In connection with our 2002 reincorporation in Delaware, we assumed the rights agreement by and between RPM, Inc. and National City Bank (as successor to Computershare Investor Services, formerly Harris

Trust and Savings Bank), dated as of April 28, 1999, as amended. Our board of directors has declared a dividend of one right for each outstanding share of common stock. Rights have been issued in connection with each outstanding share of common stock, and rights will be issued in connection with shares of common stock issued subsequently until the distribution date, and, in certain circumstances, for shares of common stock issued after the distribution date referred to below. Each right, when it becomes exercisable as described below, will entitle the registered holder to purchase from us one-tenth of a share of common stock at a price of $7.00 or $70.00 per whole share, subject to adjustment in certain circumstances. A more detailed description and the terms of the rights are set forth in the rights agreement. The rights will not be exercisable until the distribution date and will expire on the tenth annual anniversary of the rights agreement, unless earlier redeemed by us. Until a right is exercised, the holder, as such, will have no rights as a stockholder, including the right to vote or to receive dividends.

Distribution Date

Under the rights agreement, the “distribution date” is the earlier of:

(1)  such time as we learn that a person or group, including any affiliate or associate of such person or group, has acquired, or has obtained the right to acquire, beneficial ownership of more than 15% of our outstanding voting securities (such person or group being an “acquiring person”), unless provisions preventing accidental triggering of the distribution of the rights apply; and

(2)  the close of business on such date, if any, as may be designated by our board of directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for more than 15% of the outstanding shares of voting securities.

Triggering Event and Effect of Triggering Event

When there is an acquiring person, the rights will entitle each holder, other than such acquiring person, of a right to purchase, at the purchase price, that number of shares of common stock that at the time of such event would have a market value of twice the purchase price.

If we are acquired in a merger or other business combination by an acquiring person or an affiliate or associate of an acquiring person, or if 50% or more of our assets or assets representing 50% or more of our earning power are sold to an acquiring person or an affiliate or associate of an acquiring person, each right will entitle its holder, other than rights beneficially owned by such acquiring person, to purchase, for the purchase price, that number of shares of common stock of such corporation which at the time of the transaction would have a market value of twice the purchase price.

Any rights that are at any time beneficially owned by an acquiring person, or any affiliate or associate of an acquiring person, will be null and void and nontransferable, and any holder of any such right will be unable to exercise or transfer any such right.

Redemption

At any time prior to the earlier of (i) such time as a person or group becomes an acquiring person and (ii) the expiration date, our board of directors may redeem the rights in whole, but not in part, at a price of $.001 per right, which amount shall be subject to adjustment as provided in the rights agreement. Immediately upon the action of our board of directors ordering the redemption of the rights, and without any further action and without any notice, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

In addition, at any time after there is an acquiring person, our board of directors may elect to exchange each right for consideration per right consisting of one share of common stock, subject to adjustment.

Amendment

At any time prior to the distribution date, we may, without the approval of any holder of any rights, supplement or further amend any provision of the rights agreement, including the date on which the expiration date or distribution date shall occur, the definition of acquiring person or the time during which the rights may be redeemed, except that no supplement or amendment shall be made that reduces the redemption price other than under certain adjustments therein.

Certain Effects of the Rights Agreement

The rights agreement is designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics which, in the opinion of our board of directors, could impair its ability to represent stockholder interests. The provisions of the rights agreement may render an unsolicited takeover of us more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders.

Anti-takeover Effects of Certificate of Incorporation, By-Laws, and the Delaware General Corporation Law

General Corporation Law

There are provisions in our amended and restated certificate of incorporation, our amended and restated by-laws, and the Delaware General Corporation Law that could discourage potential takeover attempts. They could also make it more difficult for stockholders to change management. These provisions could adversely affect the market price of our common stock. These provisions include:

Authorized but Unissued Stock

The authorized but unissued common stock and preferred stock may be issued without stockholder approval (although the board of directors has represented that it will not issue any series of preferred stock for any defensive or anti-takeover purpose without stockholder approval). Authorized but unissued stock may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common stock and preferred stock could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Staggered Board

Our board of directors is divided into three classes, with regular three-year staggered terms. This classification system increases the difficulty of replacing a majority of the directors and may tend to discourage a third-party from making a tender offer or otherwise attempting to gain control of us. In addition, under Delaware law and our amended and restated certificate of incorporation and amended and restated by-laws, our directors may be removed from office by the stockholders only for cause and only in the manner provided for in our amended and restated certificate of incorporation. These factors may maintain the incumbency of our board of directors.

Amendment of Certificate of Incorporation

Under Delaware law, in general, to amend a corporation’s certificate of incorporation, the directors of the corporation must first adopt a resolution deeming the amendment advisable and then the holders of a majority of the outstanding stock entitled to vote must vote in favor of the amendment. Our amended and restated certificate of incorporation does not change the effect of Delaware law in this regard, except that the provision in our amended and restated certificate of incorporation regarding the number, election and terms of directors may not be repealed or amended without the vote of the holders of not less than 80% of our voting stock, voting as a single class.

Amendment of By-Laws

Under Delaware law, the power to adopt, amend or repeal by-laws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its by-laws. Our amended and restated certificate of incorporation and amended and restated by-laws grant our board of directors the power to adopt, amend or repeal our by-laws at any meeting of the board. Our stockholders also may adopt, amend or repeal our by-laws by a vote of a majority of our voting stock, except that the provision in our amended and restated by-laws regarding the number, election and terms of directors may not be repealed or amended without the vote of the holders of not less than 80% of our voting stock, voting as a single class.

Stockholder Action by Written Consent; Special Meetings of Stockholders

Our amended and restated by-laws provide that no action that is required or permitted to be taken by our stockholders at any annual or special meeting may be taken by written consent of stockholders in lieu of a meeting, and that, unless otherwise prescribed by law, a special meeting of stockholders may be called only by the chairman of the board, the president, a majority of the board of directors or the chairman of the board or president at the written request of stockholders holding a majority of our voting stock.

Interested Stockholder Rule

We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:

•	the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned in employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered; or

•	following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period.

Limitations on Liability; Indemnification of Officers and Directors

Under Delaware law and Article VIII of our amended and restated certificate of incorporation, our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by Delaware law, for liability:

•	for any breach of the duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of the law;

•	for unlawful payment of a dividend or unlawful stock purchases or redemptions; and

•	for any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Under Delaware law, Delaware corporations may indemnify directors and officers from liability if the person acted in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of the corporation, and, with respect to any criminal actions, if the person had no reason to believe his or her action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is adjudged liable to the corporation, unless the Delaware

Court of Chancery or the court in which such action was brought determines upon application that, despite the adjudication but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification. The indemnification provisions of Delaware law require indemnification of any director or officer who has been successful on the merits or otherwise in defense of any action, suit or proceeding that he or she was a party to by reason of the fact that he or she is or was a director or officer of the corporation. Delaware law permits corporations to advance amounts to directors and officers in payment of expenses. The indemnification authorized by Delaware law is not exclusive and is in addition to any other rights granted to directors under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Our indemnification arrangements are set forth in our amended and restated certificate of incorporation. Article IX of our amended and restated certificate of incorporation provides that we shall indemnify any person against all expenses, liability and loss reasonably incurred or suffered by such person in connection with the defense of either any action, suit or proceeding to which he or she may be a party defendant or any claim of liability asserted against such person by reason of the fact that he or she is or was our director or he or she is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her action was unlawful.

In addition, unless ordered by a court, indemnification shall be made by us only as authorized in the specific case upon a determination that indemnification of the director or officer is proper because the person has met the applicable standard of conduct under Delaware law. This determination is made, with respect to a person who is a director or officer at the time of such determination, by (i) a majority vote of the directors who are not parties to or threatened with the action, even though less than a quorum, (ii) a committee of such directors designated by a majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, independent legal counsel in a written opinion or (iv) the stockholders. The indemnification provided for in our amended and restated certificate of incorporation is not exclusive of any other rights to which a director or officer may be entitled to under any statute, our amended and restated certificate of incorporation, our amended and restated by-laws, any agreement, a vote of stockholders or disinterested directors or otherwise. We have also entered into indemnity agreements under which we have agreed, among other things, to indemnify our directors and officers to the maximum extent then authorized or permitted by our amended and restated certificate of incorporation or Delaware law.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the Debt Securities (as defined below) sets forth certain general terms and provisions of the Debt Securities to which any prospectus supplement may relate. The particular terms of the Debt Securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the prospectus supplement relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

The Debt Securities will be issued under an indenture (the “Indenture”) dated as of February 14, 2008, between us and The Bank of New York Trust Company, N.A. (the “Trustee”). As used in this prospectus, “Debt Securities” means the debentures, notes, bonds and other evidences of indebtedness that we issue and the Trustee authenticates and delivers under the Indenture.

We have summarized certain terms and provisions of the Indenture in this section. The summary is not complete. We have also filed the Indenture as an exhibit to the registration statement that included this prospectus. You should read the Indenture for additional information before you buy any Debt Securities. The summary that follows includes references to section numbers of the Indenture so that you can more easily locate these provisions. Capitalized terms used but not defined in this summary have the meanings specified in the Indenture.

General

The Debt Securities will be our direct unsecured obligations. The Indenture does not limit the amount of Debt Securities that we may issue and permits us to issue Debt Securities from time to time. Debt Securities issued under the Indenture will be issued as part of a series that has been established by us pursuant to the Indenture (Section 2.01(b)). Unless a prospectus supplement relating to Debt Securities states otherwise, the Indenture and the terms of the Debt Securities will not contain any covenants designed to afford holders of any Debt Securities protection in a highly leveraged or other transaction involving us that may adversely affect holders of the Debt Securities.

A prospectus supplement relating to a series of Debt Securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the Debt Securities;

•	any limit on the total principal amount of the Debt Securities;

•	the price at which the Debt Securities will be issued;

•	the date or dates on which the principal of and premium, if any, on the Debt Securities will be payable;

•	the maturity date of the Debt Securities;

•	if the Debt Securities will bear interest, and if so:

•	the interest rate on the Debt Securities,

•	the date from which interest will accrue,

•	the record and interest payment dates for the Debt Securities or the method of determining such rate,

•	the first interest payment date, and

•	any circumstances under which we may defer interest payments;

•	if the amount of principal, interest or premium, if any, with respect to the Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

•	any optional conversion provisions that would permit us or the Holders (as defined below) of Debt Securities to elect to convert the Debt Securities prior to their final maturity;

•	any optional redemption provisions that would permit us or the Holders (as defined below) of Debt Securities to elect redemption of the Debt Securities prior to their final maturity;

•	any sinking fund or analogous provisions that would obligate us to redeem, purchase or repay the Debt Securities prior to their final maturity;

•	the currency or currencies in which the Debt Securities will be denominated and payable, if other than U.S. dollars;

•	any provisions that would permit us or the Holders of the Debt Securities to elect the currency or currencies in which the Debt Securities are paid;

•	whether the Debt Securities will be subordinated to our other debt;

•	any changes to or additional Events of Default (as defined below);

•	any changes to or additional covenants or provisions to the Indenture;

•	whether the Debt Securities will be issued in whole or in part in the form of Global Securities and, if so, the Depositary for those Global Securities (a “Global Security” means a Debt Security that we issue in accordance with the Indenture to represent all or part of a series of Debt Securities);

•	any material United States federal income tax consequences of the Debt Securities; and

•	any other terms of the Debt Securities (which terms shall not be prohibited by the provisions of the Indenture).

A “Holder” means the person in whose name a particular Debt Security is registered in the Security Register (Section 1.01).

Payment and Transfer

In the prospectus supplement relating to a series of Debt Securities, we will designate a “Place of Payment” where you can receive payment of the principal of and any premium and interest on such Debt Securities or transfer such Debt Securities. There will be no service charge for any registration of transfer or exchange of the Debt Securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the Debt Securities.

All funds which we pay to any paying agent for the payment of principal, interest or premium, if any, with respect to the Debt Securities of any series that remain unclaimed at the end of two years after such principal, interest or premium shall have become due and payable will be repaid to us, and the holders of such Debt Securities will thereafter look only to us for payment thereof.

Denominations

Unless the prospectus supplement states otherwise, the Debt Securities will be issued only in registered form, without coupons, in denominations of $1,000 each, or integral multiples of $1,000.

Original Issue Discount

Debt Securities may be issued under the Indenture as Original Issue Discount Securities and sold at a substantial discount below their stated principal amount. If a Debt Security is an “Original Issue Discount Security,” that means that an amount less than the principal amount of the Debt Security will be due and payable upon a declaration of acceleration of the maturity of the Debt Security pursuant to the Indenture (Section 1.01). The prospectus supplement will describe the federal income tax consequences and other special factors which should be considered prior to purchasing any Original Issue Discount Securities.

Consolidation, Merger or Sale of Assets

The Indenture generally permits a consolidation or merger between us and another company. It also permits the sale or transfer by us of all or substantially all of our property and assets and the purchase by us of all or substantially all of the property and assets of another company. These transactions are permitted if:

•	the resulting or acquiring company (if other than us) is a U.S. corporation, partnership or trust which assumes, or has its parent company assume, all of our responsibilities and liabilities under the Indenture, including the payment of all amounts due on the Debt Securities and performance of the covenants in the Indenture; and

•	immediately after the transaction, no Event of Default exists.

If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the Indenture, the resulting or acquiring corporation will be substituted for us in the Indenture with the same effect as if it had been an original party to the Indenture. As a result, the successor corporation may exercise our rights and powers under the Indenture, in our name or in its own name and we will be released from all our liabilities and obligations under the Indenture and under the Debt Securities (Sections 11.01(a) and (b)).

Satisfaction and Discharge; Defeasance and Covenant Defeasance

The following discussion of satisfaction and discharge, defeasance and covenant defeasance will be applicable to a series of Debt Securities only if we choose to have them apply to that series. If we do so choose, we will state that in the applicable prospectus supplement.

Satisfaction and Discharge.  The Indenture will be satisfied and discharged if:

•	we deliver to the Trustee all Debt Securities then outstanding for cancellation; or

•	all Debt Securities not delivered to the Trustee for cancellation have become due and payable, are to become due and payable within one year upon their stated maturity or are to be called for redemption within one year and we deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity or redemption as applicable, or deposit (in the case of Debt Securities that have become due and payable), provided that in either case we have paid all other sums payable under the Indenture.

Defeasance and Covenant Defeasance.  The Indenture provides, if such provision is made applicable to the Debt Securities of a series, that:

•	we may elect either:

•	to defease and be discharged from any and all obligations with respect to any Debt Security of such series (except for the obligations to register the transfer or exchange of such Debt Security, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust) (“defeasance”); or

•	to be released from our obligations with respect to certain restrictive covenants that may be applicable for a particular series; and

•	the Events of Default described in the third, fourth (only with respect to those restrictive covenants that no longer apply), fifth and seventh bullets under “Events of Default,” shall not be Events of Default under the Indenture with respect to such series (“covenant defeasance”), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money, certain U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Security, on the scheduled due dates.

In the case of defeasance, the holders of such Debt Securities are entitled to receive payments in respect of such Debt Securities solely from such trust. Such a trust may only be established if, among other things, we have delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders of the Debt Securities affected thereby will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance described above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture.

Modification and Waiver

Under the Indenture, certain of our rights and obligations and certain of the rights of Holders of the Debt Securities may be modified or amended with the consent of the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series of Debt Securities affected by the modification or amendment. The following modifications and amendments will not be effective against any Holder of any outstanding Debt Security affected thereby without its consent:

•	a change in the stated maturity date of any payment of principal or interest;

•	a reduction in the principal amount, in the rate of interest or in any premium payable upon redemption;

•	a reduction in the principal amount of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the maturity of a Debt Security pursuant to the Indenture;

•	a change in the Place of Payment or currency in which any payment on the Debt Securities is payable;

•	an impairment of a Holder’s right to sue for the enforcement of certain payments due on the Debt Securities;

•	a reduction in the percentage in principal amount of outstanding Debt Securities required to consent to a modification, waiver or amendment of the Indenture; and

•	a modification of any of the foregoing requirements or a reduction in the percentage in principal amount of outstanding Debt Securities required to waive compliance with certain provisions of the Indenture or to waive certain defaults under the Indenture (Section 10.02).

Events of Default

The term “Event of Default” when used in the Indenture with respect to any series of Debt Securities, means any of the following:

•	failure to pay interest (including defaulted interest, if any) on any Debt Security of that series when due, and continuance of such default for a period of 30 days;

•	failure to pay the principal of or any premium on any Debt Security of that series when due;

•	failure to make any sinking fund payment when and as due by the terms of a Debt Security of that series, and continuance of such default for a period of 60 days;

•	default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty, a default in the performance or breach of which is elsewhere specifically dealt with or which has expressly been included in the Indenture solely for the benefit of one or more series of Debt Securities other than that series), and continuance of such default or breach for a period of 60 calendar days after there has been given and actually received by the Company a Notice of Default with respect to such default or breach;

•	any nonpayment at maturity or other default is made under any agreement or instrument relating to any other Indebtedness of the Company (the unpaid principal amount of which is not less than the greater of $50 million or 7% of Consolidated Stockholders’ Equity of the Company), and, in any such case, such default (A) continues beyond any period of grace provided with respect thereto, (B) results in such Indebtedness being accelerated or declared due and payable (or, in the case of nonpayment, occurs at the final maturity of such Indebtedness), and (C) such Indebtedness is not discharged, or such acceleration or declaration has not been rescinded or annulled, within a period of 30 days after actual receipt by the Company of a Notice of Default from the Trustee or the required Holders of such series; provided, however, that if any such nonpayment or other default shall be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed not to have occurred;

•	certain events in bankruptcy, insolvency or reorganization; or

•	any other Event of Default that may be specified for the Debt Securities of that series when that series is created. (Section 8.01(a)).

If an Event of Default (other than the Event of Default referred to in the sixth bullet above) for any series of Debt Securities occurs and continues, the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of the series may declare the entire principal of all the Debt Securities of that series to be due and payable immediately. If such a declaration occurs, the Holders of a majority of the aggregate principal amount of the outstanding Debt Securities of that series can, subject to certain conditions, rescind the declaration. Upon the occurrence of the Event of Default referred to in the sixth bullet above the entire principal of, and interest and premium (if any) on, all the Debt Securities of each series shall be due and payable immediately without any declaration or other act on the part of the Trustee or any Holder. (Section 8.01(b) and (c)).

The prospectus supplement relating to each series of Debt Securities that are Original Issue Discount Securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of such series when an Event of Default occurs and continues.

An Event of Default for a particular series of Debt Securities does not necessarily constitute an event of Default for any other series of Debt Securities issued under the Indenture. The Indenture requires us to file an Officers’ Certificate with the Trustee each fiscal year that states whether or not certain defaults exist under the terms of the Indenture (Section 6.05).

Other than its duties in the case of a default, a Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of any Holders, unless the Holders offer the Trustee indemnification satisfactory to it (Section 9.02(e)). If such indemnification is provided, then, subject to certain other rights of the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of any series may, with respect to the Debt Securities of that series, direct the time, method and place of:

•	conducting any proceeding for any remedy available to the Trustee; or

•	exercising any trust or power conferred upon the Trustee (Section 8.06).

The Holder of a Debt Security of any series will have the right to begin any proceeding with respect to the Indenture or for any other remedy under the Indenture (including the appointment of a receiver or trustee), only if:

•	the Holder has previously given the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series;

•	the Holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series have made a written request of, and offered satisfactory indemnification to, the Trustee to begin such proceeding;

•	the Trustee has not started such proceeding within 60 days after receiving the request; and

•	the Trustee has not received directions inconsistent with such request from the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series during those 60 days (Section 8.04).

However, the Holder of any Debt Security will have an absolute right to receive payment of principal of and any premium and interest on the Debt Security when due and to institute suit to enforce such payment (Section 8.09).

“Street Name” and Other Indirect Holders

Investors who hold securities in accounts at banks or brokers generally will not be recognized by us as legal Holders of Debt Securities. This is called holding in “Street Name.” Instead, we would recognize only the bank or broker, or the financial institution that the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the Debt Securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold Debt Securities in “Street Name,” you should check with your own institution to find out:

•	How it handles payments and notices;

•	Whether it imposes fees or charges;

•	How it would handle voting if applicable;

•	Whether and how you can instruct it to send you Debt Securities registered in your own name so you can be a direct Holder as described below; and

•	If applicable, how it would pursue rights under your Debt Securities if there were a default or other event triggering the need for Holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the Trustee under the Indenture and those of any third parties employed by us or the Trustee under the Indenture, run only to persons who are registered as Holders of Debt Securities issued under the Indenture. As noted above, we do not have obligations to you if you hold in “Street Name” or other indirect means, either because you choose to hold Debt Securities in that manner or because the Debt Securities are issued in the form of global securities as described below. For example, once we make payment to the registered Holder, we have no further responsibility for the payment even if that Holder is legally required to pass the payment along to you as a “Street Name” customer but does not do so.

Book-Entry, Delivery and Form

We have obtained the information in this section concerning DTC, Clearstream Banking S.A., or “Clearstream,” and Euroclear Bank S.A./N.V., as operator of the Euroclear System, or “Euroclear,” and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Unless otherwise specified in the applicable prospectus supplement, the Debt Securities will be issued as fully-registered global securities which will be deposited with, or on behalf of, DTC and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors may elect to hold their interests in the global securities through either DTC (in the United States) or (in Europe) through Clearstream or through Euroclear. Investors may hold their interests in the global securities directly if they are participants in such systems, or indirectly through organizations that are participants in these systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear (the “U.S. Depositories”), which U.S. Depositories will, in turn, hold interests on behalf of their participants’ customers’ securities accounts. Unless otherwise specified in the applicable prospectus supplement, beneficial interests in the global securities will be held in denominations of $100,000 and multiples of $1,000 in excess thereof. Except as set forth below, the global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Debt Securities represented by a global security can be exchanged for definitive securities in registered form only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security and we do not appoint a successor depositary within 90 days after receiving that notice;

•	at any time DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

•	we in our sole discretion determine that that global security will be exchangeable for definitive securities in registered form and notify the trustee of our decision; or

•	an event of default with respect to the debt securities represented by that global security has occurred and is continuing.

A global security that can be exchanged as described in the preceding sentence will be exchanged for definitive securities issued in authorized denominations in registered form for the same aggregate amount. The definitive securities will be registered in the names of the owners of the beneficial interests in the global security as directed by DTC.

We will make principal and interest payments on all Debt Securities represented by a global security to the paying agent which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Debt Securities represented by a global security for all purposes under the indenture. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a debt security represented by a global security;

•	any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global security held through those participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

DTC has advised us that its current practice is to credit participants’ accounts on each payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. The underwriters or agents for the debt securities represented by a global security will initially designate the accounts to be credited. Payments by participants to owners of beneficial interests in a global security will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in “street name,” and will be the sole responsibility of those participants. Book-entry notes may be more difficult to pledge because of the lack of a physical note.

DTC

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the Debt Securities represented by that global security for all purposes of the Debt Securities. Owners of beneficial interests in the Debt Securities will not be entitled to have Debt Securities registered in their names, will not receive or be entitled to receive physical delivery of the Debt Securities in definitive form and will not be considered owners or holders of Debt Securities under the Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a DTC participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of Debt Securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in a global security. Beneficial owners may experience delays in receiving distributions on their Debt Securities since distributions will initially be made to DTC and must then be transferred through the chain of intermediaries to the beneficial owner’s account.

We understand that, under existing industry practices, if we request holders to take any action, or if an owner of a beneficial interest in a global security desires to take any action which a holder is entitled to take under the Indenture, then DTC would authorize the participants holding the relevant beneficial interests to take that action and those participants would authorize the beneficial owners owning through such participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Beneficial interests in a global security will be shown on, and transfers of those ownership interests will be effected only through, records maintained by DTC and its participants for that global security. The conveyance of notices and other communications by DTC to its participants and by its participants to owners of beneficial interests in the Debt Securities will be governed by arrangements among them, subject to any statutory or regulatory requirements in effect.

DTC has advised us that it is a limited-purpose trust company organized under the New York banking law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act.

DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC’s participants include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC’s book-entry system. The rules applicable to DTC and its participants are on file with the SEC.

DTC has advised us that the above information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, or “Clearstream Participants,” and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream’s U.S. Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to Debt Securities held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear, or “Euroclear Participants,” and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., or the “Euroclear Operator,” under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we will refer to herein as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to Debt Securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Euroclear has further advised us that investors that acquire, hold and transfer interests in the Debt Securities by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

What is a Global Security?

A global security is a special type of indirectly held Debt Security as described above under “— ‘Street Name’ and Other Indirect Holders.” If we choose to issue Debt Securities in the form of global securities, the ultimate beneficial owners can only hold the Debt Securities in “Street Name.” We would do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the Debt Securities included in the global security not be transferred to the name of any other direct Holder unless the special circumstances described below occur. The financial institution that acts as the sole direct Holder of the global security is called the “depositary.” Any person wishing to own a Debt Security issued in the form of a global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The applicable prospectus supplement will indicate whether a series of Debt Securities will be issued only in the form of global securities and, if so, will describe the specific terms of the arrangement with the depositary.

Special Investor Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of Debt Securities and instead deal only with the depositary that holds the global security.

An investor should be aware that if a series of Debt Securities are issued only in the form of global securities:

•	The investor cannot get Debt Securities of that series registered in his or her own name;

•	The investor cannot receive physical certificates for his or her interest in the Debt Securities of that series;

•	The investor will be a “Street Name” holder and must look to his or her own bank or broker for payments on the Debt Securities of that series and protection of his or her legal rights relating to the Debt Securities of that series, as described under “— ‘Street Name’ and Other Indirect Holders”;

•	The investor may not be able to sell interests in the Debt Securities of that series to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates; and

•	The depositary’s policies will govern payments, transfers, exchange and other matters relating to the investor’s interest in the global security. We and the Trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the Trustee also do not supervise the depositary in any way.

Special Situations When The Global Security Will be Terminated

In a few special situations, a global security will terminate, and interests in it will be exchanged for physical certificates representing Debt Securities. After that exchange, the choice of whether to hold Debt Securities directly or in “Street Name” will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in Debt Securities transferred to their own name, so that they will be direct Holders. The rights of “Street Name” investors and direct Holders in Debt Securities have been previously described in subsections entitled “— ‘Street Name’ and Other Indirect Holders” and “— Direct Holders.”

The special situations for termination of a global security are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary, and we do not appoint a successor depositary;

•	When an Event of Default on the series of Debt Securities has occurred and has not been cured; and

•	At any time if we decide to terminate a global security.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of Debt Securities covered by the prospectus supplement. When a global security terminates, only the depositary is responsible for deciding the names of the institutions that will be the initial direct Holders.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any warrants, purchase contracts, or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

We may sell any combination of the securities offered pursuant to this prospectus through agents, through underwriters or dealers or directly to one or more purchasers, or through a combination of these methods.

Underwriters, dealers and agents that participate in the distribution of the securities offered pursuant to this prospectus may be underwriters as defined in the Securities Act of 1933 (the “Securities Act”) and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. If a material arrangement with any underwriter, broker, dealer or agent is entered into for the sale of the offered securities, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. Any underwriters or agents will be identified and their compensation (including underwriting discount) will be described in the prospectus supplement. The prospectus supplement will also describe other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

If the prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by certain institutions to purchase offered securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

An institutional purchaser’s obligations under any contract to purchase our securities will only be subject to the condition that the purchase of the offered securities at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of these contracts.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

When we issue the securities offered by this prospectus, they may be new securities without an established trading market. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

VALIDITY OF SECURITIES

The validity of the securities described in this prospectus has been passed upon by Calfee, Halter & Griswold LLP, 1400 KeyBank Center, 800 Superior Avenue, Cleveland, Ohio 44114.

EXPERTS

The consolidated financial statements of RPM International Inc. appearing in RPM International Inc.’s Annual Report (Form 10-K) for the year ended May 31, 2007 (including the schedule therein), and RPM International Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of May 31, 2007 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and schedule and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedule of RPM International Inc. for the year ended May 31, 2005 appearing in RPM International Inc.’s Annual Report (Form 10-K) for the year ended May 31, 2007 and RPM International Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of May 31, 2005 included therein, have been audited by Ciulla, Smith & Dale, LLP, our former independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and schedule and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$300,000,000
RPM International Inc.
6.125% Notes due 2019

PROSPECTUS SUPPLEMENT
October 6, 2009

Joint Book-Running Managers

BofA Merrill Lynch
Wells Fargo Securities

Co-Managers

Fifth Third Securities, Inc.
PNC Capital Markets LLC
Credit Suisse
Key Banc Capital Markets
Mitsubishi UFJ Securities
UBS Investment Bank
BNY Mellon Capital Markets, LLC